UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-12

CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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One Cedar Point Drive

Sandusky, Ohio 44870-5259

NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS

TO BE HELD ON JUNE 3, 2015

The annual meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on Wednesday, June 3, 2015 at 9:00 a.m. (Pacific Time) at the Knott’s Berry Farm Hotel in Buena Park, California. All unitholders are invited to attend the meeting. The meeting is called for the following purposes:

1.	To elect three (3) Class II Directors of the general partner to serve for a three-year term expiring in 2018 from those nominees nominated in accordance with our Partnership Agreement.

2.	To confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

3.	To hold an advisory vote to approve the compensation of our named executive officers.

4.	To transact such other business as may properly come before the meeting.

Only limited partners who held units as of the close of business on April 10, 2015, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting.

CEDAR FAIR MANAGEMENT, INC.

Matthew A. Ouimet
President and Chief Executive Officer

Sandusky, Ohio

April 22, 2015

Your vote is important and we encourage you to vote promptly, even if you plan to attend the annual meeting. You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided. If you attend the meeting, you may revoke the proxy and vote in person on all matters brought before the meeting.

THE ANNUAL MEETING

General

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership”) by the Board of Directors of its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. We intend to mail a printed copy of this proxy statement and proxy card to our unitholders of record entitled to vote at the annual meeting on or about April 22, 2015.

Time and Place

The annual meeting will be held at the Knott’s Berry Farm Hotel located at 7675 Crescent Ave, Buena Park, California on Wednesday, June 3, 2015, at 9:00 a.m. (Pacific Time). Attendees must present a personal form of identification and, if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Matters to be Considered

At the annual meeting, the limited partners will be asked to:

•	elect three (3) Class II Directors of the general partner to serve for a three-year term expiring in 2018 from those nominees nominated in accordance with our Partnership Agreement;

•	confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

•	hold an advisory vote to approve the compensation of our named executive officers; and

•	vote on any other matters that may be properly raised at the annual meeting.

It is not anticipated that any other matters will be raised at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting To Be Held on June 3, 2015

The proxy statement and our annual report on Form 10-K are available free of charge at http://ir.cedarfair.com/financial-reports/Proxy-Information.

Voting Process

You may vote in person at the annual meeting or through a proxy. However, even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the accompanying proxy card, which solicits proxies on behalf of the Board of CFMI. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If you own units directly and submit a proxy, on or as instructed in the accompanying form, but do not provide voting instructions on your proxy, the units represented by your proxy will be voted for the election as Class II Directors of the Board’s nominees, Mr. Hanrahan, Ms. Shanahan, and Ms. Smithart-Oglesby, and in favor of each of Proposals 2 and 3 and in the discretion of the proxies upon such other business as may properly come before the meeting, in each case whether or not any other nominations are properly made at the meeting.

If you hold units indirectly in a brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of units held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Under New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your units on the election of a director or on the advisory vote on executive compensation. Your broker is permitted to vote your units on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions. If your units are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later-dated proxy to our Corporate Secretary at One Cedar Point Drive, Sandusky, Ohio, 44870, before the vote is taken at the annual meeting or attending the annual meeting and voting in person. If your units are voted through your broker or other nominee, you must follow directions received from your broker or other nominee to change your voting instructions.

If you have more questions about the proposals or if you would like additional copies of this document you should call or write:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Please call: (203) 658-9400 or

Call toll free at: (800) 662-5200 or (800) 607-0088

email: FUN.team@morrowco.com

web address: www.morrowco.com

Record Date; Voting Rights; Quorum; Vote Required

CFMI has fixed the close of business on April 10, 2015 as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals. You may obtain directions on attending the annual meeting and voting in person by calling our Investor Relations Department at (419) 627-2233.

The presence in person or by proxy of holders of a majority of the units entitled to vote at the annual meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. The nominees receiving the greatest number of votes cast for the election of Directors by the units represented at the annual meeting in person or by proxy will be elected. The affirmative vote of a majority of the units represented at the annual meeting in person or by proxy is required to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of units represented in person or by proxy and voting at the annual meeting. The vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee will consider the voting results when making future decisions regarding executive compensation as it deems appropriate.

Abstentions will be counted for purposes of establishing a quorum at the annual meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

As of April 10, 2015, there were approximately 55,951,761 units outstanding and entitled to vote at the annual meeting, held by approximately 6,000 holders of record. As of April 10, 2015, the Directors and executive officers of the general partner and their affiliates beneficially owned 987,853 units (which includes 363,841 vested options), or approximately 1.8% of the total units outstanding on that date. See “Security Ownership of Certain Beneficial Owners and Management.”

PROPOSAL ONE. ELECTION OF DIRECTORS

The Board of Directors of CFMI currently is comprised of nine directors. The Directors are divided into three classes: Class I, Class II, and Class III, and each class consists of three Directors. The terms of the Directors in Class II expire at this annual meeting. Our current Class II Directors are Daniel J. Hanrahan, Lauri M. Shanahan, and Debra Smithart-Oglesby.

At this meeting, Daniel J. Hanrahan, Lauri M. Shanahan, and Debra Smithart-Oglesby are nominated by the Board for election as Class II Directors to serve for three-year terms expiring at the annual meeting in 2018 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors unanimously has approved, the nomination of Mr. Hanrahan, Ms. Shanahan, and Ms. Smithart-Oglesby, to whom we refer to in this proxy statement as the Board’s nominees.

The Board believes that the attributes, skills and qualifications that Mr. Hanrahan, Ms. Shanahan, and Ms. Smithart-Oglesby have developed through their extensive leadership experience across finance, travel, leisure and consumer-facing industries and their unique insights and perspectives make them exceptionally qualified to serve on the Board. Mr. Hanrahan, Ms. Shanahan, and Ms. Smithart-Oglesby will qualify as “independent” directors under the NYSE rules and our Corporate Governance Guidelines.

Each nominee has agreed to stand for election and has consented to being named in this proxy statement and to serve if elected. While the Partnership has no reason to believe that any of its nominees will be unable or unwilling to serve as a Director at the time of the annual meeting, in the unlikely event that any of them does not stand for election, the Board may reduce the number of Directors standing for election, or the proxies may use the accompanying proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting. The nominees who receive the greatest number of votes cast for the election of Directors at the annual meeting by the units present in person or by proxy and entitled to vote will be elected. Set forth below is biographical and other information about the Board’s nominees and the continuing Directors, including information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a Director.

The Board of Directors unanimously recommends a vote FOR these nominees.

Nominees recommended by the Board for election as Class II Directors serving until 2018:

Daniel J. Hanrahan, age 57, brings more than 30 years of experience, including a variety of sales and marketing, general manager, president and chief executive officer roles across the consumer packaged goods, retail, travel and hospitality sectors. Since August 2012 he has served as the president and chief executive officer and director of the Regis Corporation (NYSE: RGS) a global leader in beauty salons and cosmetology. Prior to joining Regis he served as president and CEO of Celebrity Cruises, a cruise line and division of Royal Caribbean Cruises (NYSE: RCL) from 2007 to 2012. He was promoted to president in 2005 and to CEO in 2007 after his highly successful management of the sales and marketing division for Royal Caribbean. Prior to joining Royal Caribbean, Mr. Hanrahan served in executive-level positions with Polaroid Corporation and Reebok International Ltd. In 2004, he was named one of the “Top 25 Extraordinary Minds in Hospitality Sales and Marketing” by Hospitality and Sales Marketing Association International. Mr. Hanrahan has served as a Director since June 2012 and is a member of the Audit and Compensation Committees. Mr. Hanrahan is qualified to serve on the

Board of Directors primarily as a result of his significant executive-level experience across a wide spectrum of consumer-facing brands, including in the retail, travel and hospitality sectors, as well as his over 30 years of experience in sales and marketing.

Lauri M. Shanahan, age 52, is a seasoned retail executive with more than 20 years of broad-based experience across global, multi-channel, multi-brand enterprises as well as other retail and consumer product companies, including Gap, Inc. (NYSE: GPS). She joined Gap, Inc., a leading global apparel retail company, in 1992 and served in numerous leadership roles including chief administrative officer, chief legal officer and corporate secretary during her 16-year career with the company. She currently serves on the board of directors and chairs the Compensation Committees of both Deckers Brands (NYSE: DECK), a footwear, accessories and apparel lifestyle company with a portfolio of premium brands and $1.8B in revenues, and Charlotte Russe Holding, Inc., a retailer of fashionable, value-priced women’s apparel, footwear and accessories with over 500 stores. In addition, Ms. Shanahan is a principal with Maroon Peak Advisors, which provides a broad range of advisory services in the retail and consumer products sector. Ms. Shanahan also serves on the California State Personnel Board, which oversees the recruitment, selection and promotion process for prospective and current state employees who provide critical services to the citizens of California. Ms. Shanahan has served as a Director since June 2012 and is a member of the Nominating and Corporate Governance Committee. Ms. Shanahan is qualified to serve on the Board of Directors primarily as a result of her substantial public company management and leadership experience in the consumer goods and retail industries, which includes strategic, operational, legal and risk oversight experience, as well as her experience on the two boards on which she currently serves.

Debra Smithart-Oglesby, age 60, is a former certified public accountant with more than 30 years of financial and corporate leadership experience in the food service and retail industries. Since 2006, she has served as the chair of the Board of Directors of Denny’s Corporation (NASDAQ: DENN), a full-service, family-style restaurant chain with approximately 1,700 eateries throughout the United States and nine countries. She joined the Denny’s Board in 2003 and was the company’s interim chief executive officer in 2010-2011. Since 2000, she has been the president of O&S Partners, an investment capital and consulting services firm that invests in and provides consulting services to early-stage and transitioning hospitality and retail companies. Prior to joining O&S, Ms. Smithart-Oglesby helped to launch Dekor, Inc., a start-up company in the home improvement and decorating retail segment, as its chief financial officer. From 1997 to 1999, she was the president, corporate services and chief financial officer of First America Automotive, Inc., a new and used car retailer sold to Sonic Automotive. Prior to that, she spent 13 years as the executive vice president and chief financial officer for Brinker International (NASDAQ: EAT), one of the world’s leading casual dining restaurant companies. She held the position of chief financial officer and served on the Brinker Board from 1991 to 1997. Ms. Smithart-Oglesby has served as a Director since June 2012 and is a member of the Audit and Compensation Committees. Ms. Smithart-Oglesby is qualified to serve on the Board of Directors primarily as a result of the extensive management and leadership skills she has developed through her executive and board-level experience in the hospitality and retail industry, as well as her experience as a former certified public accountant for more than 30 years.

Class I Directors serving until 2016:

Eric L. Affeldt, age 57, has been president and chief executive officer of ClubCorp Inc. (NYSE: MYCC), which owns or operates a network of golf and country clubs, business clubs, sports clubs and alumni clubs, since 2006. Prior to joining ClubCorp, he was a principal of KSL Capital Partners, the private equity firm that purchased ClubCorp in 2006. Mr. Affeldt also previously served as president and CEO of KSL’s former golf division, KSL Fairways, vice president and general manager of Doral Golf Resort and Spa in Miami and the combined PGA West and La Quinta Resort and Club in California and was a founding partner of KSL Recreation. In addition, he was president of General Aviation Holdings, Inc. Mr. Affeldt was selected as the non executive Chairman of the Board in 2012 and has served as a Director since 2010. Mr. Affeldt is an ex-officio member of the Audit, Compensation, and Nominating and Corporate Governance Committees. Mr. Affeldt is qualified to serve on the Board of Directors primarily as a result of his experience as president and CEO of a nationally recognized company that conducts business in the entertainment and leisure industry.

John M. Scott, III, age 49, has served as president and chief executive officer and a director of Belmond Ltd. (NYSE: BEL), (previously Orient-Express Hotels Ltd. (NYSE: OEH)), a company engaged in the luxury hotel, restaurant, tourist train and cruise businesses, since November of 2012. Prior to joining Belmond Ltd., he served as president and chief executive officer of Rosewood Hotels & Resorts, an international luxury hotel and resort company, from 2003 through August 2011. Prior to that he was the managing director of acquisitions and asset management for Maritz, Wolff & Co., a private equity real estate investment group. Mr. Scott began his career with the Interpacific Group where he held senior hotel management positions in the Asia Pacific region and in 1994 joined the Walt Disney Company (NYSE: DIS) as manager of business development and strategic planning for both Disney Development Company and Walt Disney Attractions groups. Mr. Scott served on the board of Kimpton Hotels and Restaurants, a private company until 2012. At Cedar Fair Mr. Scott is the Chairman of the Nominating and Corporate Governance Committee and has served as a Director since 2010. Mr. Scott is qualified to serve on the Board of Directors primarily as a result of his past experience and current role as president and CEO of a nationally recognized company that conducts business in the hotel industry.

D. Scott Olivet, age 52, is the chief executive officer of Renegade Brands, an investment company that primarily invests in apparel and other consumer companies, and an operating partner at Altamont Capital Partners, a private equity firm. He also serves as the executive chairman of RED Digital Cinema, an American manufacturer of digital cinematography tools, a position he has held since July 2009. Mr. Olivet was the non-executive chairman of Collective Brands, a parent company that owns shoe retailers and manufacturers, from June 2011 to October 2012. From 2005 to July 2009, Mr. Olivet served as chief executive officer and director of Oakley, a manufacturer of sports performance equipment, and from July 2009 to February 2011 served as its chairman of the board. Prior to joining Oakley, Mr. Olivet served as vice president of NIKE Subsidiaries and New Business Development where he was responsible for the Hurley, Converse, Cole Haan, Bauer Hockey, and Starter brands; senior vice president of Real Estate, Store Design, and Construction with Gap Inc. with responsibility across Gap, Banana Republic, and Old Navy brands; and as a partner with Bain & Company where he was also the leader of the worldwide practice in organizational effectiveness and change management. He has served as a director of RED Digital Cinema Camera Company since 2006, a director of Skullcandy (NASDAQ: SKUL) serving as a member of its audit committee and chair of the compensation committee since 2011, a trustee of Pomona College since 2009 and vice-chair of its audit committee since 2011, and a director of the Pacific Council on International Policy since July 2010. He also serves as chairman of the board for both Dakine and Mervin Manufacturing since November 2013 and is a member of the boards of HUF Worldwide, Inc., since October 2014, Brixton Manufacturing, since October 2014, Fox Head, Inc., since December 2014, and Hybrid Apparel, since December 2014. He served as a director of Collective Brands from 2006 to 2012. Mr. Olivet has served as a Director since 2013 and is a member of the Audit Committee. Mr. Olivet is qualified to serve on the Board of Directors primarily as a result of his particular knowledge and professional experience in retail, merchandising, marketing, finance, strategy, technology, international business, and his multi-division general management experience from his past public board experience and service as president and CEO of a nationally recognized company that conducts business in the retail industry.

Class III Directors serving until 2017:

Gina D. France, age 56, is president and CEO of France Strategic Partners LLC, a private strategic planning and transaction advisory firm. Before founding France Strategic Partners, Ms. France was a Managing Director with Ernst & Young LLP and led the firm’s Center for Strategic Transactions® (CST) in Cleveland, Ohio. Ms. France previously served as a managing director of Ernst & Young Corporate Finance LLC and as an investment banker with Lehman Brothers. Ms. France also serves on the Corporate Board of FirstMerit Corporation (NYSE: FMER), a $24 billion bank holding company, where she is chair of the Governance and Nominating Committee and serves as an SEC-designated financial expert on the Audit Committee; was appointed to the Board of Directors of CBIZ, Inc. (NYSE: CBZ) in February 2015; and has served as a Director of Dawn Food Products, Inc., one of the world’s largest manufacturers and distributors of bakery products. Ms. France, who has served as a Director since 2011, is the Chairperson of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. Ms. France is qualified to serve on the Board of

Directors because of her leadership experiences in the investment banking, accounting and financial services field and her experiences as a board member of several nationally recognized companies.

Matthew A. Ouimet, age 57, has been president of the Partnership’s General Partner since June 2011 and chief executive officer since January 2012, and a member of the Board of Directors since August 2011. Mr. Ouimet was president and chief operating officer for Corinthian Colleges, a publicly traded company that owns and manages for-profit colleges throughout the United States and Canada, from July 2009 to October 2010 and was executive vice president-operations for Corinthian Colleges from January 2009 to June 2009. Prior to joining Corinthian Colleges, he served as president, Hotel Group for Starwood Hotels and Resorts Worldwide from August 2006 to September 2008. Before joining Starwood, Mr. Ouimet spent 17 years at The Walt Disney Company, where he last served as President of the Disneyland Resort. He also served in a variety of other business development and financial positions during his employment with Disney, including president of Disney Cruise Line and executive general manager of Disney Vacation Club. This experience, Mr. Ouimet’s leadership and management skills and his insights as Cedar Fair’s president and chief executive officer provide guidance, operational knowledge and management perspective to the Board.

Tom Klein, age 52, has served as chief executive officer and president and a director of Sabre Holdings (NASDAQ: SABR), a technology solutions provider to the global travel and tourism industry, since August 2013. Its subsidiaries include Sabre Travel Network and Sabre Airline and Hospitality Solutions. Prior to becoming CEO, Mr. Klein served in a number of leadership roles at Sabre, including company president since January 2010 and group president of Sabre Travel Network and Sabre Airline Solutions. Before joining Sabre in 1994, he held a variety of sales, marketing and operations roles at American Airlines (NASDAQ: AAL) and Consolidated Freightways, Inc. In 2010, he was appointed to the Board of Directors for Brand USA by the U.S. Secretary of Commerce and currently serves as vice chairman. He also serves on the executive committee of the World Travel and Tourism Council. Mr. Klein has served as a Director since January 2012 and is Chairman of the Compensation Committee. Mr. Klein is qualified to serve on the Board of Directors primarily as a result of his experience as president and chief executive officer of a company in the technology and travel industry and brings an understanding of distribution and technology solutions to the Board.

PROPOSAL TWO. APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2015 and requests that our unitholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2014. A representative of Deloitte will be present at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our unitholders do not confirm our appointment of Deloitte, the Audit Committee will reconsider whether to retain Deloitte, and may retain that firm or another firm without re-submitting the matter to our unitholders. In all cases, the Audit Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our unitholders. The affirmative vote of a majority of the units represented in person or by proxy at the annual meeting is required for ratification.

The Board of Directors unanimously recommends a vote FOR Proposal Two to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

PROPOSAL THREE. ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote of our unitholders on the compensation of our named executive officers, which we are providing as required pursuant to Section 14A of the Securities and Exchange Act of 1934, as amended. As recommended by our unitholders and approved by the Board, we provide this opportunity annually, and the next unitholder advisory vote on the compensation of our named executive officers will occur at our 2016 annual meeting. We encourage you to review the detailed information regarding our named executive officer compensation provided in the “Compensation Discussion and Analysis” section and the executive compensation tables and related narratives included in this proxy statement.

Cedar Fair has a long-standing tradition of delivering results for our unitholders, and we believe that our compensation program is structured to best support that continued growth and success. The compensation of our named executive officers for 2014 reflected several years of record results, including the results that we achieved in 2014, and the strong performance of our executive team. Performance highlights for 2014 are provided in detail on page 12 in the Compensation Discussion and Analysis section.

In 2013, we undertook an annual review of our executive compensation program to identify ways to further improve our program and to maintain best practices and the integrity of our compensation process. For 2014, we instituted the following modifications to our compensation program to enhance our current performance based approach and to emphasize long-term value creation:

•

Increased the performance threshold for the payout under our short-term incentive program from 85% to 90% of target consolidated Adjusted EBITDA goal for the annual cash incentive program with no payout under such program if the threshold is not met or if we are unable to pay distributions to our unitholders due to loan covenants.

•

Improved share usage efficiency and increased alignment of management’s financial interest with unitholders’ interests through long-term incentive program modifications, including adjusting the mix of long-term incentive compensation to eliminate the utilization of unit options and increase performance units to 60% and time based restricted units to 40% of the equity compensation mix.

•	Further enhanced the performance focus of the compensation for our CEO, CFO, & COO in 2014 by making a significant portion of their increased compensation opportunities incentive based.

•	Made a supplemental award to our CEO tied to relative total unitholder return to recognize his key role in our growth and to incentivize his continued stewardship and focus on our strategic plan.

•

Standardized our executive employment contracts (except with our CEO) and entered into multi-year employment agreements with our named executive officers. We believe that these multi-year agreements foster long-term retention while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs.

We ask that you support the compensation of our named executive officers. Although this vote is advisory and nonbinding in nature, the Board and the Compensation Committee value the opinion of our unitholders and will consider the voting results when determining our compensation policies, philosophy and arrangements in the future.

The Board of Directors unanimously recommends a vote FOR Proposal Three to approve, on an advisory basis, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narratives in this proxy statement.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

The Board met five times in 2014. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2014, each Director attended at least 75% of all of the meetings of the Board, inclusive of applicable committee meetings. Directors are expected to attend all meetings of the Board, meetings of the Committees on which they serve and the annual meeting absent occasional, unavoidable circumstances. All current board members attended the 2014 annual meeting.

Executive sessions of all non-employee independent Directors are scheduled in conjunction with each regularly scheduled board meeting and were held five times during 2014. These executive sessions are attended by non-employee Directors only, and the non-executive independent Chairman presided at each executive session.

In addition to the independence criteria contained in the NYSE listing standards, the Board has adopted additional standards to determine Director independence. These standards are located in the Corporate Governance Guidelines, which are available on the Partnership’s Investor Relations website at http://ir.cedarfair.com/. The Board has affirmatively determined that current Board members Gina D. France, Lauri Shanahan, Daniel Hanrahan, Debra Smithart-Oglesby, Eric L. Affeldt, John M. Scott III, D. Scott Olivet and Tom Klein meet the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined Mr. Ouimet is not independent because he is an executive officer of the Partnership.

Communication with the Board

Unitholders and interested parties may communicate directly with the Board by sending communications to the attention of Duffield Milkie, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly.

We have a toll-free hot-line that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-employee Directors. The telephone number of the hot-line is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

Board Leadership Structure and Risk Oversight

The Board is committed to strong leadership and effective corporate governance, including appropriate oversight of management. As part of our planning process for CEO succession and transition, as well as in response to our unitholders’ advisory vote on the leadership structure in January 2011, we modified our Board leadership structure at the beginning of 2011 to separate the roles of the Chief Executive Officer and the Chairman. Mr. Affeldt serves as our non-executive, independent Chairman. The Board reviews and evaluates the appointment of the non-executive, independent Chairman on a periodic basis.

The Board plays a direct role in monitoring and mitigating risks to the Partnership broadly and also administers its risk oversight role through its committee structure and the committees’ reports to the Board. The Board regularly reviews information regarding credit, liquidity and operational risk, and management identifies and prioritizes other material risks. The Audit Committee meets frequently during the year (five times in 2014) and discusses with management and the Partnership’s independent registered public accountant: (1) current business trends affecting the Partnership; (2) major risks facing the Partnership; (3) steps management has taken to monitor and control such risks; and (4) adequacy of internal controls that could significantly affect the

Partnership’s financial statements. The Audit Committee also reviews the Partnership’s enterprise risk management process for identification of and response to major risks. The Audit Committee Chairperson provides the Board with regular reports concerning its risk oversight activities. In addition, the Compensation Committee annually assesses the Partnership’s compensation programs to ensure they do not encourage excessive risk taking by employees which could result in a material adverse impact on the Partnership. The Board of Directors is kept abreast of the Compensation Committee’s risk oversight and other activities via regular reports of the Committee Chairperson to the full Board.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards and CFMI’s Corporate Governance Guidelines, and each member of the Audit Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each Committee’s charter, the Corporate Governance Guidelines and the Code of Conduct and Ethics are available on the Partnership’s Investor Relations website at http://ir.cedarfair.com/ and available in print to any unitholder upon request. Each Committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board and its Committees.

The members of the Board and the Committees of the Board on which they serve as of the date of this proxy statement are identified below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Matthew A. Ouimet
Eric Affeldt (1)	*	*	*
Daniel Hanrahan	*	*
Gina D. France	**		*
Tom Klein		**
Lauri Shanahan			*
John M. Scott III			**
Debra Smithart-Oglesby	*	*
D. Scott Olivet	*

*	Member
**	Committee Chair
(1)	Chairman

The Audit Committee is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. The Audit Committee met five times in 2014. The Board has determined that each Committee member is financially literate, and Gina D. France and Debra Smithart-Oglesby are the designated financial experts. The Audit Committee’s report is on page 64 of this proxy statement.

The Compensation Committee is responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions and succession planning matters, to the Board of Directors. The Compensation Committee is also responsible for recommending the fees paid to the Directors and Board Committee members for services in those capacities. The Compensation Committee met four times in 2014. The Compensation Committee Report is on page 60 of this proxy statement. Compensation decisions for the chief executive officer are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the performance of the Partnership. The Committee makes recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the chief executive officer. On an annual basis, the chief executive officer reviews all of his direct reports, including the other named executive officers, and all of the executive vice presidents and park general managers. See “Compensation Discussion and Analysis—Determining Executive Compensation” for additional detail.

The Nominating and Corporate Governance Committee is responsible for recommending criteria for service as a director, identifying qualified Director nominees to enhance the Board and for playing a leadership role in shaping the governance of CFMI. The Committee considers diversity of experience and background when selecting candidates. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; the highest integrity; extensive knowledge, experience and judgment; loyalty to the interests of the Partnership and its unitholders; and a willingness to devote the extensive time necessary to fulfill a Director’s duties. Although CFMI does not have a formal policy on diversity in the selection of candidates for the Board, the Committee considers diversity in its nominating process, including factors such as education, career and professional experience, independence, skills and personal characteristics, and understanding of and experiences in management, finance and marketing in the Partnership’s industry as well as other industries. The Committee reviews these factors as well as the other qualifications outlined above and strives to create a Board of Directors with a variety of complementary skills and experiences, both personal and professional. The Committee conducts appropriate inquiries into the background and qualifications of Board candidates meeting these criteria. In 2014, the Nominating Committee met three times.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by unitholders for membership on the Board. If a unitholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to the attention of Duffield Milkie, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. In addition, limited partners may nominate one or more persons for election or reelection to the Board at an annual meeting in accordance and compliance with the notice, procedural, informational and other requirements of our Partnership Agreement. See “Unitholder Proposals and Nominations for the 2016 Annual Meeting” for additional information.

Compensation Committee Interlocks and Insider Participation

None of our Directors who served on the Compensation Committee during 2014 were current or former officers or employees of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or Directors and the board or compensation committee of another entity.

Unit Ownership Guidelines

The Board adopted unit ownership guidelines in March 2012 for our chief executive officer and his direct reports. The chief executive officer is required to hold units having a value of four times his base salary, and his direct reports are required to hold units with a value of two times their base salaries. The chief executive officer’s direct reports currently include the chief operating officer, the executive vice president and chief financial officer, the senior vice president of planning & design, the executive vice president and general counsel, the executive vice president and chief marketing officer and the senior vice president of administration. Executives have five years from the adoption of the guidelines (for current executive officers) and five years from becoming an executive officer (for new executive officers) to gain compliance with the guidelines. The Board reviews compliance with the guidelines annually. As of April 2015, the chief executive officer and his direct reports were all in compliance with the guidelines. Units held directly or beneficially owned, units held in benefit plans (e.g., in 401(k) accounts), performance units (as if earned at 100% of target), vested and unvested restricted units and phantom units will be counted for purposes of determining compliance with the unit ownership guidelines.

The Board also revised the unit ownership guidelines for the Directors in March 2012. Under the current guidelines, Directors are required to accumulate units equal to four times the annual cash retainer within four years of January 1, 2011 (for Directors serving on the Board at that date) and within four years of becoming a Director (for new Directors). As of April 2015, all directors were in compliance with the guidelines.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, our methods for determining the elements and mix of executive compensation, and the reasons that we have elected to pay these particular elements of compensation. The following summary highlights our 2014 business results and the impact of those results on our compensation decisions as well as actions we have taken recently to update and enhance our compensation programs. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this proxy statement.

Following the summary is a detailed discussion of our philosophy and practices regarding the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2014:

•	Matthew A. Ouimet, our President and Chief Executive Officer

•	Brian C. Witherow, our Executive Vice President and Chief Financial Officer

•	Richard A. Zimmerman, our Chief Operating Officer

•	Duffield E. Milkie, our Executive Vice President, Secretary and General Counsel

•	H. Phillip Bender, our Executive Vice President, Operations

Summary

We believe that our compensation should be closely tied to Company and individual performance. To that end, in 2014:

•	We increased total compensation opportunities in light of several years of record results and the strong performance of our executive team;

•	We set challenging annual targets that resulted in us paying lower cash incentives than the prior year despite record breaking results;

•	We exceeded our three-year performance targets and paid our long-term incentives above target consistent with the over-performance; and

•

We made a supplemental award to our CEO tied to relative total unitholder return to recognize his key role in our growth and to incentivize his continued stewardship and focus on the execution of the Company’s strategic plan.

Company Financial Performance

The graphs below illustrate some of the key indicators of the Company’s financial health and performance over the five-year fiscal period, 2010—2014

Cumulative Total Return1 (448% 5-year total return)

[1]	Based upon initial investment of $100 on December 31, 2009 with dividends reinvested and calculated as a straight cumulative return.

Net Revenues

Adjusted EBITDA(2)

[2]

See Note 6 in Item 6, “Selected Financial Data,” on pages 15 to 16 of the Company’s Form 10-K for fiscal 2014 for additional information regarding Adjusted EBITDA, including how we define and use Adjusted EBITDA, as well as a reconciliation from net income.

Some of our financial results and other accomplishments we achieved for our unitholders in fiscal year 2014 include the following:

•	Achieved fifth consecutive year of record net revenues, up 2% from 2013 to $1.16 billion;

•	Record Adjusted EBITDA of $431 million representing a 1% increase from 2013;

•	We refinanced a portion of our debt with a 10-year unsecured bond resulting in annual cash interest savings of approximately $13 million going forward;

•	In November of 2014 we announced that in 2015 our annual cash distribution would increase 7% to $3.00 per limited partner unit, up from $2.80 per unit in 2014.

In 2014 we also advanced a number of important long-term initiatives that support our ability to grow our business in the years to come. These included:

•	The introduction of FunTV and a new partnership with Time Warner Cable signed in July of 2014;

•	Completion of the first phase of our two-year renovation project of the historic Hotel Breakers on Cedar Point’s mile-long beach;

•	Initiation of the first phase of a multi-year growth plan for Carowinds, our park located in the fast-growing Charlotte market;

•	The completion of a new catering facility at California’s Great America, which serves the park and the newly opened Levi’s stadium;

•	The testing of an All-Season Dining program at three parks which will now be rolled out across all of our parks in 2015; and

•

The first edition of our Amusement Dark portfolio—Wonder Mountain’s Guardian at Canada’s Wonderland, a new 4-D interactive dark ride, which has received multiple industry awards for innovation, including International Association of Amusement Parks and Attractions’ IMPACT award given to a new product judged to have the greatest impact on the industry.

Our Pay Governance Reflects Best Practices

We have been listening to our unitholders and maintaining and adopting best practices in pay governance. The Company maintains the following compensation and pay governance best practices:

•	A majority of named executive officer compensation is contingent on corporate performance;

•	We have mandatory unit ownership guidelines of four times salary for our Chief Executive Officer and two times salary for his direct reports;

•	Incentive compensation is subject to clawback provisions for our Chief Executive Officer and his direct reports;

•	We do not provide excise tax “gross ups”;

•	We have an anti-hedging policy that restricts executive officers and directors from engaging in certain transactions such as puts or calls relating to the Partnership’s securities;

•

Our Compensation Committee is composed solely of directors who are independent under the standards of the SEC and the NYSE, including the heightened standards applicable to Compensation Committee members;

•	Our independent Compensation Committee has retained Hay Group to advise and report directly to the Committee;

•	We conduct an annual risk assessment of our compensation programs, which is led by Hay Group; and

•	We offer our unitholders the opportunity to cast an advisory vote on our executive compensation every year.

Consideration of Last Year’s Advisory Unitholder Vote on Executive Compensation

At the 2014 Annual Meeting of Limited Partner Unitholders, more than 96% of the units cast were voted to approve the compensation of the Company’s named executive officers. The Compensation Committee believes that the strong unitholder support for the Company’s pay practices in 2014 was a clear endorsement of our current performance-based approach, focused on long-term value creation. Therefore, the Compensation Committee has decided generally to continue its approach to executive compensation for 2015 and to maintain our emphasis on performance in the Company’s executive compensation structure. The advisory vote at this Annual Meeting and future advisory votes on executive compensation will serve as an additional tool to inform the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its unitholders.

2014 Compensation Updates

For 2014, the Board of Directors instituted the following modifications to our compensation program to enhance our current performance-based approach and emphasize long-term value creation:

•

Increased the minimum threshold from 85% to 90% for the target consolidated Adjusted EBITDA goal for our annual cash incentive program, with no payout under the program if the threshold is not met or if we are unable to pay distributions to our unitholders due to loan covenants;

•	Modified the Long-Term Incentive Program to eliminate the utilization of options and change the long-term incentive mix in 2014 to 60% performance units and 40% time-based restricted units;

•	Further enhanced the performance focus of the compensation for our CEO, CFO and COO in 2014 by making a significant portion of their increased compensation opportunities incentive-based;

•	Supplemented Mr. Ouimet’s 2014 Long-Term Incentive Program awards with a performance-based retention unit award tied to unitholder return versus our peer group and with a longer vesting schedule; and

•

Standardized our executive employment contracts (other than with our CEO) and entered into multi-year employment agreements with Mr. Zimmerman, Mr. Witherow, Mr. Bender and Mr. Milkie. We believe that these multi-year agreements foster long-term retention while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs.

Our executive compensation decisions continue to reflect our desire to attract and retain highly-qualified individuals while at the same time aligning executive compensation with unitholders’ interests, emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. As further explained below, each of our executive compensation decisions for 2014, including our decisions to increase base salary compensation for our executives, enhance long-term and short-term performance-based incentive awards to each of our named executive officers and to standardize our executive employment contracts, were made to further demonstrate our commitment to these goals.

Compensation Philosophy and Objectives

Our compensation program is designed to incentivize our key employees to drive superior results, to give key employees a proprietary and vested interest in our growth and performance, and to enhance our ability to attract and retain exceptional managerial talent upon who, in large measure, our sustained growth, progress and profitability depend. Our executive compensation structure rewards both successful individual performance and the consolidated operating results of the Company. Our executive compensation program is in large part designed around Adjusted EBITDA as the key performance objective. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. We use Adjusted EBITDA as the key measure of performance because it tracks core operating performance closely, it crosses park operating units, it is easy to track and report to our unitholders on a regular basis, and because it is helpful to evaluating free cash flow available for distributions which we believe is one of the key investment areas of focus for our unitholders. In the compensation context, for purposes of measuring performance against the targeted level of Adjusted EBITDA we use the functional currency of the country where the income or loss was earned (i.e. the Canadian dollar for our Canadian operations) in order to eliminate the impact of currency fluctuations on the results. For our cash plan, the target and performance calculations are based on earnings before incentive based compensation expenses.

Overall, our unitholder-approved incentive plan allows us to provide a mix of compensation that drives our management team to achieve strong annual results as well as deliver long-term value for all unitholders. Our compensation structure provides us with the flexibility to evolve our compensation philosophy and program from year to year, as the market, our business or the industry requires.

Determining Executive Compensation

We combine the compensation elements discussed below in a manner that we believe will optimize each executive’s contribution to the Company. We recognize and consider many factors in assessing an individual’s value. In general, we work within ranges of base salary commensurate with the executive’s scope of responsibilities and use our cash incentive and unit-based award programs to challenge the executive to achieve superior annual and long-term results for the benefit of the Company and its unitholders. Because a significant portion of this compensation is dependent on performance results, an executive’s actual total compensation can vary considerably if we have a year that exceeds, or fails to meet, expectations. We believe that this is a fair result and appropriately motivates our executives to achieve peak corporate performance over the long term. The range of targeted compensation is position dependent and may reflect how difficult we believe it would be to replace a particular person.

Role of the Compensation Consultant

The Compensation Committee engaged Hay Group, an independent executive compensation consulting firm, to provide information on competitive practices and trends in our industry and make recommendations regarding the design of our compensation program and to assist with the annual review of compensation practices and an assessment of the effectiveness of these practices. Hay Group was retained by and reports directly to the Compensation Committee. Since their engagement in 2011, Hay Group has participated in almost all Compensation Committee meetings and has performed no other services for the Company or for management other than to provide advice and counsel to the Compensation Committee in accordance with the Compensation Committee’s instructions from time to time.

Compensation Consultant Conflicts Assessment

In February of 2014, the Compensation Committee assessed the independence of the compensation consultant in accordance with the Securities and Exchange Commission (“SEC”) rules and concluded that the compensation consultant’s work for the Compensation Committee does not raise any conflicts of interest.

In accordance with applicable SEC rules, the Committee took certain factors, which it believes may affect the independence of a compensation consultant, into consideration when selecting Hay Group. In particular, at the February 2014 meeting of the Committee, the Committee discussed: (i) whether any other services had been or were being provided by Hay Group to the Company, (ii) the amount of fees paid by our Company to Hay Group as a percent of Hay Group’s total revenues, (iii) Hay Group’s policies and procedures designed to prevent conflicts, a copy of which was provided to the Committee, (iv) Hay Group’s ownership of Company units, and (v) any business or personal relationships between Hay Group and any Committee members or our Company’s executive officers. Following the consideration of these factors the Committee made an affirmative determination that Hay Group is independent and unanimously approved the engagement of Hay Group.

2014 Plan Review

Per the Compensation Committee’s instructions, Hay Group completed a market assessment and participated in a risk assessment of our executive compensation program for 2014 compensation strategy planning and made recommendations on possible changes to the program structure. The Hay Group analysis included a review of our cash incentive program and long-term incentive program. In August of 2013 Hay Group also conducted a study of compensation levels for certain of our executive positions as compared to compensation levels for similar positions at comparable companies, including levels of base salaries, target total cash compensation (i.e., base salary and target bonus) and total direct compensation (i.e., base salary, target bonus and long-term incentive).

The Hay Group study compared our current programs, practices and compensation levels to market data from published and private survey sources as well as proxy statement information on the then-current programs, practices and compensation levels of 19 peer companies. The selection of peer group members focused on U.S. publicly traded companies with a significant focus on recreation and entertainment, with similar business models to ours, with annual revenues between  1/2 to 2  1/2 times our revenues and with a market capitalization comparable to ours. The goal was for peer group companies to meet the majority of these criteria. The Compensation

Committee believes that the following peer group presented an accurate picture of industry practices for the 2014 fiscal year:

Bob Evans Farms	DSW, Inc.	Pinnacle Entertainment, Inc.
Buckle, Inc.	Finish Line, Inc.	Sea World Entertainment Inc.
Carmike Cinemas, Inc.	International Speedway Corp.	Six Flags Entertainment Corp.
Choice Hotels International, Inc.	Madison Square Garden Co.	Speedway Motorsports, Inc.
Cinemark Holdings, Inc.	Marcus Corporation	Texas Roadhouse, Inc.
DreamWorks Animation, Inc.	Marriott Vacations Worldwide	Vail Resorts, Inc.
*CEC Entertainment, Inc.

*	Removed from peer group in February 2014 due to acquisition by privately-held entity

The peer group meets the Company’s established peer group criteria and the desired level of balance among the peer group companies in terms of revenue and market capitalization, and our review of compensation for fiscal year 2014 was based on this peer group. The Compensation Committee reviews this peer group periodically and, at a minimum, biannually. Therefore, we expect that the members of this group will be updated from time to time to ensure that they provide us with the most accurate picture of current industry practices. In keeping with the stated objective of a bi annual review the Compensation Committee, with the assistance of Hay Group, will undertake a peer group review in 2015.

While the Compensation Committee relies on compensation information from the peer group as a starting point in its executive compensation decision-making process, the Committee also continues to exercise its judgment and retains considerable discretion. In particular, the Committee considers a variety of additional factors when setting compensation levels, including recent and projected Company performance, growth and returns to unitholders, the significant industry expertise of the team, recent individual performance, individual performance expectations, survey data, general industry practices and general economic conditions and retention goals.

In determining 2014 executive compensation, we used the data from the peer group and survey data to assess market practices for executive pay. Our objective was to provide base salaries within a competitive range relative to the 50th percentile of our peer group and to provide total direct compensation that is between the 50th and 75th percentiles of our peer group and aligned with survey based data. In 2013, the target total direct compensation of certain of our named executive officers fell below the targeted percentile range for the identified peer group. As a result, in the fall of 2013 the Compensation Committee in consultation with Hay Group reviewed and made adjustments to executive compensation levels of certain officers in order to better align executive pay with the targeted percentile range and in light of the other considerations discussed above.

The Compensation Committee and Hay Group together reviewed the peer group and survey data and interacted extensively, discussing the appropriate mix of compensation to retain executives and drive performance, certain unique features of our company, our goal to increase alignment with our unitholders through required executive unit ownership guidelines and the mechanics and costs of various compensation features. At the request of the Compensation Committee, Hay Group reviewed and recommended certain modifications to our cash incentive and long-term incentive programs, including the utilization of a different mix of unit-based award opportunities than what has been used in recent years and the Compensation Committee adopted the recommended enhancements, all of which were in place for 2014.

Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer

Although our Board makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative one between the Board, Compensation Committee and the chief executive officer. Our chief executive officer dedicates time annually to review all of his direct reports, including the other named executive officers, as well as all of the executive vice presidents and the park general managers. He reviews each individual against budget targets (for the named executive officers), operational targets (for park managers) and achievement of individual performance objectives established before the operating season begins (where applicable) and he makes recommendations to the Compensation Committee regarding the compensation of each individual. The Compensation Committee then makes compensation determinations and adjustments when determined to be appropriate to the chief executive officer’s recommendations in accordance with the applicable compensation plans and in turn reports its recommendations to the Board for its approval. Decisions regarding the chief executive officer’s compensation are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the Company’s performance.

The Board reviews compensation matters after the seasonal parks have closed and financial results for the season are available. The chief executive officer finalizes his evaluations of the other named executive officers’ performance against their established targets and achievement of their individual performance objectives and based upon that determination, prepares calculations with respect to cash incentive payouts and equity compensation awards for the current year, as well as recommendations for compensation adjustments for the coming year. The chief executive officer generally presents this report to the Compensation Committee and to the Board in October, and provides a final review in February of the subsequent year when financial results have been finalized and final review of the achievement of individual goals has been completed. Based on Company performance, park performance and individual performance, the Compensation Committee makes final calculations with regard to cash incentive payouts, equity compensation awards and recommends any compensation adjustments, subject to Board approval and final audited results.

Elements of 2014 Executive Compensation

Overview

Our executive compensation program is designed around total direct compensation-that is, the combination of base salary, annual cash incentive awards and long-term incentive compensation. In setting the appropriate level of targeted total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and will attract and motivate top talent, while keeping the overall pay levels aligned with unitholders’ interests and job responsibilities.

The following table sets forth each element of our executive compensation program and the principal objectives of that element:

Compensation Element	Principal Objectives
Base Salary	Fixed compensation element intended to reward core competencies, experience and required skills in senior leadership positions.
Annual Cash Incentive Awards Cash Incentive Compensation *Cash Bonus	Variable compensation element intended to reward contributions to our short-term business objectives and, achievement of individual goals.
Long-Term Incentive Compensation Restricted Unit Awards Performance Unit Awards *Unit Options *Time-Based Phantom Unit Awards

Variable compensation element intended to reward contributions to our long-term success, the achievement of our mission and key business objectives, and each named executive officer’s commitment to the interests of our unitholders.

Retirement Benefits Section 401(k) Plan	The named executive officers may participate in the Company’s 401(k) plan which is available to all our eligible employees.
Executive Perquisites and Health, Life and Disability Benefits

The named executive officers participate in employee benefit plans available to all our eligible employees, including health, life and disability plans.

Perquisites and supplemental compensation believed to be reasonable and intended to enhance the competitiveness of compensation packages.

Change in Control and Termination Protection in Employment Agreements	Ensures continuity of management in the event of a change in control of the Company and protection if the executive’s employment terminates for a qualifying event or circumstance.

*	No new awards in 2014

We seek to balance the compensation for each executive among the above elements in a manner designed to achieve our overall compensation objectives. In setting cash incentive and equity incentive components of compensation for each executive, we look to the relationship of those components to the executive’s salary and consider the total direct compensation that is represented by salary, cash incentive awards and unit-based awards. The mix of compensation and relative levels of each element is position dependent and may vary year-to-year.

Compensation Mix—2014

For 2014, the Compensation Committee focused on the long-term incentive compensation plan design and was committed to adjusting the relative weighting of the incentive components to ensure that it continued to be consistent with market practices and was performance-based. In October of 2013, in consultation with Hay Group, we reviewed the total compensation of our executive officers in an effort to ensure alignment of the total direct compensation with applicable peer group and survey data. As a result of this review increases were made to the total compensation packages for the CEO, CFO and COO so that their targeted 2014 total direct compensation was better aligned with the established range of the 50th to 75th percentile of the peer group and survey data.

The Compensation Committee also reviewed the updates to the program made in 2012 and 2013 and identified additional refinements to our program for 2014. The Committee focused in particular on the long-term incentive compensation plan design and the short-term incentive performance goal scale. As a result of its October 2013 review, the Committee revised the mix of long-term incentive compensation to increase the relative percentage of performance-based units from 50% to 60%, to increase the relative percentage of time-based restricted units from 25% to 40% as part of the equity compensation mix for 2014. In addition, in the interest of efficient equity management, we also discontinued the use of options. The performance awards continue to have three-year performance periods, and payouts are based on the achievement of cumulative Adjusted EBITDA versus the target established for the 2014-2016 period based on the same payout scale as applied to the 2013 performance awards. The 2014 time-based restricted units vest in annual increments over a three-year period—a change from the cliff-vesting that occurs at the end of the three-year restricted period applicable to the 2012 and 2013 restricted unit awards. Both the performance unit awards and restricted unit awards accrue distribution equivalents. The Committee decided to retain the cash incentive award program in substantially the same form, except to increase the threshold level of performance to 90% of the targeted level of Adjusted EBITDA and to increase the related threshold payout to 80% of the target award for 2014.

The graphic below illustrates the 2014 targeted total direct compensation mix for Mr. Ouimet. This chart includes the full grant date value of Mr. Ouimet’s 2014 performance-based retention award and may not be reflective of the relative percentage mix of elements for a year in which he does not receive a similar award. Excluding Mr. Ouimet’s 2014 performance-based retention award, the relative percentages of the other elements of his 2014 targeted total direct compensation mix would have been: salary (17%); target cash incentive (21%); restricted units (25%); and target 2014-2016 Adjusted EBITDA-based performance units (37%).

The graphics that follow illustrate the 2014 targeted total direct compensation mix for our CFO and COO and the 2014 targeted total direct compensation mix for our Executive Vice President and General Counsel and our Executive Vice President, Operations.

Compensation Mix—2015

In light of the strong unitholder support of the compensation paid to our executive officers as evidenced by the results of the 2014 advisory vote and the continued delivery of strong results, we believe that our compensation program is structured to best support our continued growth and success. As a result the Compensation Committee decided to retain our general approach to executive compensation and did not make significant changes to our executive compensation programs for 2015.

Base Salary

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk commensurate with the executive’s scope of responsibilities, performance, current compensation levels, tenure with the Company and other experience. We do not consider the earnings of prior long-term incentive awards or retirement plans when determining base salary compensation, as awards earned in prior years were earned for prior performance, and we do not believe they should be a factor in current compensation. Base salaries may be reviewed and adjusted from time to time, subject to the terms of applicable employment agreements. Based on the factors identified above, the Board, or the Compensation Committee, as the case may be, reviews and may adjust the base salary for each of the named executive officers on an annual basis and in connection with promotions or a substantial change in responsibilities. See “Narrative to Summary Compensation and Grants of Plan Based Awards Tables—Employment Agreements” for additional information on the terms of the employment agreements.

The base salary for each named executive officer falls within a range, when considered together with the other elements of compensation, that the chief executive officer and Compensation Committee believe is appropriate on an individual basis. In reviewing the named executive officer’s salary, the Compensation Committee generally considers, among other things:

•	market data provided by our compensation consultant with respect to comparable positions;

•	the individual named executive officer’s performance, experience, skills and time in position; and

•	the company’s overall performance, returns to our unitholders and continued expectations for growth.

In light of such considerations, our named executive officers received merit based increases in base salary for 2014 to, among other things, recognize continued success in their executive roles, reward the executive’s contribution to a fourth-straight record year of Adjusted EBITDA in 2013, and better align base pay with market-based comparables. The base pay increases were intended to move the base salaries for our named executive officers closer to the market-based percentile objective of 50% of our peer group. Base salaries have been further adjusted for 2015 following a similar review process. Base salaries for our named executive officers for 2015 and 2014 are indicated below:

Named Executive Officer	2014 Annual Salary	2015 Annual Salary
Ouimet	$900,000	$927,000
Witherow	$400,000	$416,000
Zimmerman	$525,000	$550,000
Milkie	$350,000	$368,000
Bender	$350,000	$361,000

Cash Incentive Program

Our cash incentive awards provide a component of compensation that is contingent on the achievement of annual performance objectives and is designed to reward achievement of annual financial and operational goals. The performance objectives and percentage of base salary that may be earned as a cash incentive are determined for each named executive officer and approved by the Compensation Committee by March of the applicable year, unless revised during the negotiation of an employment agreement. The performance objectives may be individualized for each position and individual, may be expressed in multiple measures of performance, including individual, business unit, management unit and Partnership performance, and may be weighted differently between positions and individuals.

In 2012, upon the recommendation of the Compensation Committee the Board adopted a short-term cash incentive award program that included individual performance goals and Company performance goals, and that required that awards not be paid out if Company financial performance falls below a threshold level. For 2014, 85% of the target cash incentive awards for our named executive officers were based on an approved target consolidated Adjusted EBITDA for the fiscal year of $438 million and 15% of the target awards were based on the achievement of individual performance goals.

Payouts of the Company performance-based portion of the award were based on specified threshold, target and maximum levels of performance as compared to the targeted level of Adjusted EBITDA of $438 million and were interpolated for performance between those levels. Payouts of the company performance-based portion of the 2014 cash awards were calculated at the following scale (with amounts interpolated between the various levels): Adjusted EBITDA of less than 90% of the target will result in a 0% payout; Adjusted EBITDA of 90% of the target, 80% payout; Adjusted EBITDA of 100% of the target, 100% payout; and Adjusted EBITDA of 105% or more, payout at 150%. For purposes of measuring performance against the targeted level of Adjusted EBITDA, we adjusted the target and actual performance to exclude the cost of our performance-based incentive plans and used the Canadian dollar for income or loss from our Canadian operations (i.e. the functional currency). Payout of the individual performance-based portion of the award was dependent on the achievement of a specified threshold, target or maximum number of individual performance goals, with payout at 50%, 100% and 150% for the 2014 awards. Maximum payout of the cash incentive awards were limited to 150% of the target award, and no cash incentive awards were eligible to be paid to the executives in the event that Adjusted EBITDA fell below the threshold level of performance or the Company was not able to pay a distribution during the applicable year due to loan covenants.

Our employment agreements generally require the executive to be employed at year end to receive a cash incentive for that year, but protect the executives against forfeiting these awards in qualifying termination scenarios. As a result, these awards are designed not only to motivate performance but also to encourage retention of key employees.

For 2014, the cash incentive opportunities for our chief executive officer and his direct reports included a clawback provision. This clawback provision has a 24-month look back and is triggered upon a financial restatement that results in lower bonus payouts than originally delivered. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 contained a provision, which when made effective through final SEC rulemaking and exchange listing standards, may require modifications to our clawback provisions.

The 2014 target award opportunities for the named executive officers, reflected as a percentage of 2014 base salary, were as follows:

Named Executive Officer	Target Award in Dollars	Target Award as a Percentage of Base Salary*
Ouimet	$1,080,000	120%
Witherow	$400,000	100%
Zimmerman	$525,000	100%
Milkie	$227,500	65%
Bender	$227,500	65%

*

The target awards as a percentage of base salary for 2014 were increased from the 2013 percentages for Mr. Ouimet (pursuant to his employment agreement, from 115% for 2013), for Messrs. Witherow and Zimmerman (from 75% for 2013) and for Mr. Milkie (from 60% for 2013).

In 2014, the Company achieved Adjusted EBITDA of $431 million, which represented a 1% increase from the Company’s 2013 record Adjusted EBITDA and based on this level of performance achievement, the payouts of the Company performance-based portion of the cash incentive awards to each of the named executive officers who received awards were at 94% of their respective targets. In addition, four of the executives successfully achieved all of their individual performance goals with one executive achieving four out of five of the individual performance goals, which was a significant contributing factor to our record results in 2014. As a result, Messrs. Ouimet, Witherow, Bender and Milkie were eligible for the payment of 150% and Mr. Zimmerman was eligible for 100% of the individual performance-based portion of their respective targets.

The 2014 cash incentive payouts for the named executive officers are set forth below:

Named Executive Officer	2014 Cash Incentive	Cash Incentive as a Percentage of 2014 Annual Salary
Ouimet	$1,108,674	123%
Witherow	$410,620	103%
Zimmerman	$499,563	95%
Milkie	$233,541	67%
Bender	$233,541	67%

Bonuses

In consideration of our overall compensation objectives and the mix of different types of compensation that were awarded this year, no additional cash bonuses were paid to our named executive officers in fiscal year 2014.

Long-Term Incentive Compensation

We provide long-term incentive compensation awards to senior management under our 2008 Omnibus Incentive Plan which allows us to grant options, units, unit appreciation rights, performance awards and other types of unit-based awards. We utilized these types of awards because we believe they give key employees a proprietary and vested interest in our growth and performance and align key employees’ interests with those of our unitholders, while providing us a cost effective means of compensation. We also believe that the vesting schedule for these awards aids us in retaining executives and motivates superior performance over the long term.

Over the past few years the Compensation Committee in consultation with Hay Group, has taken steps to modify our long-term incentive program to realign the elements of the equity plan reflective of the Compensation Committee’s desire to migrate to a more performance-based approach with a continuing emphasis on alignment with unitholder interests. In furtherance of that performance based approach, the 2014 unit based awards to each named executive officer included a mix of performance unit awards and time-based restricted units and the elimination of unit based options (in the interest of efficient equity management). The target awards were allocated 60% performance based and 40% time based restricted units representing an increased emphasis on performance units versus 2013 (and excluding Mr. Ouimet’s supplemental retention grant discussed separately below). The target long-term incentive award value was determined as a percentage of base salary and then converted to a number of units for each named executive officer, based on the unit price on the day before the grant date. A significant portion of our increases to the total compensation opportunities for our CEO, CFO and COO for 2014 were implemented through increases to their long-term incentive award opportunities, which were effected through increases to the target award opportunities as a percentage of base salary for those executives and the effect of the base salary increases. The dollar value of targeted award opportunities for Messrs. Milkie and Bender also were higher than those in 2013 as a result of their increased salaries for 2014.

The 2014 long-term incentive award opportunities for the named executive officers for 2014 were as follows:

Named Executive Officer	Target LTI Award in Dollars	Target LTI Award as a Percentage of Base Salary*
Ouimet	$3,153,002	350%
Witherow	$559,989	140%
Zimmerman	$735,002	140%
Milkie	$262,493	75%
Bender	$262,493	75%

*

The target award opportunities as a percentage of base salary for 2014 were increased from the 2013 percentages for Mr. Ouimet (from 200% in 2013) and for Messrs. Witherow and Zimmerman (from 100% in 2013). The target award opportunities as a percentage of base salary for 2014 for Messrs. Milkie and Bender were the same as for 2013. Chart excludes Mr. Ouimet’s 2014 performance-based retention award.

Our long-term performance based awards have rolling three-year performance periods and related cumulative Adjusted EBITDA targets, and payout for the 2014 awards is based on the achievement of cumulative Adjusted EBITDA versus the target established for the 2014-2016 period. The 2014 time-based restricted units vest in annual increments over a three-year period. These performance unit awards and restricted unit awards generally require continuous employment through the payment date, subject to certain exceptions contained in employment and grant agreements that provide for continued vesting in qualifying termination or change in control situations. Restricted units are non-transferable during the restricted period. Under the performance awards, award recipients are eligible to receive up to a specified percentage of the target number of potential performance units for a particular performance period. The number of units payable is dependent on the level of attainment of the performance objectives specified for the performance period, as determined by the Committee, and no awards will be paid if the threshold level of performance is not achieved. Awards for 2014 have a performance period of January 1, 2014—December 31, 2016, and are based on the level of achievement of cumulative Adjusted EBITDA versus the target during that period. Payouts of the 2014 awards will be at the following scale (with amounts interpolated between the various levels): cumulative Adjusted EBITDA of less than 85% of the target, 0% payout; cumulative Adjusted EBITDA of 85% of the target, 50% payout; cumulative

Adjusted EBITDA of 100% of the target, 100% payout; and cumulative Adjusted EBITDA of 105% or more, a maximum payout of 150% of the target.

Restricted Unit Awards

In February of 2014, we made time-based restricted unit awards to each named executive officer. The awards vest incrementally with one third of the award vesting each year over a three year period. The restricted period on the incremental portions of the award lapse upon the executive’s continuous employment through the identified restricted periods which expire on February 26, 2015, February 26, 2016, and February 26, 2017 respectively and the awards will thereafter be unrestricted, subject to the employment and grant agreement provisions. These awards accrue distribution equivalents when we make distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The February 2014 time-based restricted unit awards were as follows:

Named Executive Officer	2014 Restricted Unit Awards
Ouimet	23,312
Witherow	4,140
Zimmerman	5,434
Milkie	1,941
Bender	1,941

These time-based restricted unit awards were made in furtherance of the goal of retaining our executive team in order to accomplish our strategic and long-term objectives.

Performance Unit Awards

In February of 2014, we made performance unit awards to each named executive officer. The awards are subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2014—December 31, 2016, and are based on the level of achievement of cumulative Adjusted EBITDA versus the target during that period. These awards accrue distribution equivalents when we make distributions, which are deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. The 2014 awards will be paid in the form of units, cash or a combination of both, after the end of the performance period. The Committee has decided that the similar awards made in 2015 will be paid only in units, consistent with our program’s focus on alignment with our unitholders.

The target numbers of units for the February 2014 performance unit awards were as follows:

Named Executive Officer	2014 Performance Unit Awards (Target)
Ouimet	34,969
Witherow	6,211
Zimmerman	8,152
Milkie	2,911
Bender	2,911

We made similar performance unit awards to our named executive officers in 2013 and 2012, which also were based on the achievement of the performance targets set by the Compensation Committee for the applicable performance period. The performance period for the awards made in 2012 ended on December 31, 2014, and the 2012-2014 performance units vested and were paid out in March 2015. The performance goals for the January 1, 2012 through December 31, 2014 performance period of the 2012 awards and related payout scale were as follows (with amounts interpolated between the various levels): cumulative Adjusted EBITDA of less than $1,023,655,000, no (0%) payout; cumulative Adjusted EBITDA of $1,023,655,000, 50% payout; cumulative Adjusted EBITDA of $1,204,300,000, 100% payout; cumulative Adjusted EBITDA that equals or exceeds $1,264,515,000, 150% payout. Targets were calculated and performance assessed using Canadian dollars where the income or loss was from our Canadian operations (i.e. the functional currency). The 2012-2014 awards paid out at 142% of the target number of performance units based on achievement of cumulative functional currency Adjusted EBITDA of $1,255,031,000 from January 1, 2012 through December 31, 2014.

2014 Performance-Based Retention Grant

In March of 2014, we made a supplemental performance-based retention-unit award to Matthew A. Ouimet, our president and chief executive officer. The size of the payout of the award is subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2014—December 31, 2016, and will be based on the level of achievement of the three (3) years total unitholder return compared to our identified peer group during that period and on an annualized basis.

2014-2016 Total Unitholder Return relative to Peer Group	% of Units Earned
Greater than the Median of the Peer Group	100%
Between the 25th Percentile and Median of the Peer Group	90%
Less than the 25th Percentile of the Peer Group	75%

The units earned are payable in units 50% in December 2017 and 50% in December 2018. Mr. Ouimet must maintain continuous employment through the identified payment dates or he will forfeit any unpaid portion of the award, except in the event of death, disability, or change in control (in which circumstances the award will be subject to proration). The units accrue distribution equivalents when we make distributions, which will be paid out in cash in conjunction with the payment of the underlying performance units. The March 2014 performance based retention award consisted of 124,234 potential units, subject to the aforementioned relative total unitholder return performance criteria.

This performance based retention award was granted in consideration of the important role that Mr. Ouimet has played in the Company’s record-setting growth and unitholder returns in recent years, our desire to provide an incentive for him to remain at the Company beyond the current term of his employment agreement, and to continue to align our compensation policies with unitholders’ interests. The award also furthers our stated goals of establishing a foundation of equity ownership to support further enhancement of a performance based approach to equity awards and an increase in overall executive unit ownership.

Employment Agreements

We have entered into multi-year employment agreements with each of our named executive officers. These employment agreements serve as the starting point from which the Compensation Committee then continues the process in setting executive compensation. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our executive officers because the agreements foster long-term retention while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs.

In 2014, in connection with the upcoming renewals of executive employment agreements with our named executive officers, and in consultation with our compensation consultant and outside legal counsel, we updated and standardized our executive employment agreements with Mr. Bender, Mr. Milkie, Mr. Witherow and Mr. Zimmerman. The new agreements took effect on December 12, 2014. The executives’ employment will continue under the new employment agreements through December 31, 2017. The agreements will renew automatically for a 24-month period commencing on January 1, 2018 and on every 24-month anniversary thereafter, unless either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date.

Under the standard agreement, during the employment period, the named executive officers are eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2008 Omnibus Incentive Plan, at a level appropriate to their position and performance, as determined by the Board.

Post-Employment Compensation and Change in Control Agreement

Each employment agreement provides for certain benefits in termination and change-in-control situations. In addition, certain of our incentive plans contain termination and change-in-control provisions. The agreements that would apply to our named executive officers in a termination and change-in-control situation are discussed in more detail under “Potential Payments Upon Termination or Change in Control” below.

In connection with standardizing the executive employment agreements with Messrs. Bender, Milkie, Witherow and Zimmerman in December of 2014, we modified the provisions with regard to the vesting of equity awards to provide that if the executive’s employment is terminated without cause, if the executive resigns for good reason, or if the Company elects not to renew the employment agreement, the executive becomes fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that are scheduled to vest within 18 months after the termination of employment, unless otherwise specifically exempted from vesting by the terms of the underlying award agreement. We also modified the provisions for benefits in a non-renewal scenario. For further information, see “Potential Payments Upon Termination or Change in Control”.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our eligible employees and contains a 401(k) matching program as well as a profit sharing component. The annual amount of the profit sharing contribution is determined, after consideration of the Compensation Committee’s recommendation, by the Board, in its sole discretion. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table on page 30. In addition, Mr. Milkie has an account under our 2008 Supplemental Retirement Plan, which is described on page 42. Additional contributions to this plan were discontinued in 2011, and we do not intend to have any other executive officers participate in this plan.

Perquisites and Supplemental Compensation

We provide perquisites or supplemental compensation to our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. We believe that these benefits generally enhance the competitiveness of our compensation packages and represent a small percentage of overall compensation. Mr. Ouimet’s employment agreement provides for supplemental compensation at an annual rate of $50,000, which is intended to provide for an annual amount in lieu of most individual perquisites other than an annual physical exam, de minimis perquisites such as discounts on our products and occasional one-time benefits.

In 2014 we provided Messrs. Zimmerman, Witherow, Bender and Milkie, with automobile allowances. We also offered our named executive officers discounts on Company products and covered certain relocation expenses for Mr. Zimmerman. See Footnote 4 to the Summary Compensation Table on page 30 for a discussion of when the value of perquisites is reported in that table.

Risk Assessment Process

The Compensation Committee has reviewed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. This risk assessment process included a review of the design and operation of our compensation programs, consultation with our compensation consultants at Hay Group, review of a risk assessment matrix which aided us in the process of identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of the controls and processes we have in place to manage those risks. Because we provide different types of compensation, consider various factors in assessing Company and individual performance and retain, at the Compensation Committee level, discretion in certain compensation matters, we believe that our compensation program provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term value creation and does not encourage our executives to take unreasonable risks with respect to our business.

Impact of Tax and Accounting Considerations

In adopting various executive compensation plans and packages, as well as in making certain executive compensation decisions, particularly with respect to grants of unit-based long-term incentive awards, the Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact on our unitholders.

As a result of our status as a Partnership, Section 162(m) of the Internal Revenue Code does not apply to Cedar Fair.

Securities Trading Policy

Our Company has a policy that executive officers and non-employee directors may not purchase or sell our units when they may be in possession of nonpublic material information. In addition, this policy restricts short sale transactions and transactions involving put or call options relating to our securities.

SUMMARY COMPENSATION TABLE FOR 2014

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2014. The table also summarizes, for each of our named executive officers for 2014 who was also one of our named executive officers for 2013 and 2012, the total compensation paid to or earned by the officer for the fiscal years ended December 31, 2013 and 2012.

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)		(i)	(j)

Name and Principal Position	Year	Salary ($)		Bonus ($)	Unit Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4) (5)	Total ($)
Matthew A. Ouimet (6)	2014	$900,000		$-	$9,482,724	$-	$1,108,674	$-		$70,171	$11,561,569
President and	2013	$875,000	(6)	$-	$1,274,997	$425,047	$1,511,250	$-		$81,611	$4,167,905
Chief Executive Officer	2012	$850,000		$-	$2,274,414	$425,024	$927,478	$-		$65,654	$4,542,570
Brian C. Witherow	2014	$400,000		$-	$559,989	$-	$410,620	$-		$31,521	$1,402,130
Executive Vice President	2013	$376,000		$-	$282,002	$94,009	$423,000	$-		$31,521	$1,206,532
and Chief Financial Officer	2012	$346,527	(8)	$-	$612,506	$87,507	$286,427	$-		$19,237	$1,352,204
Richard A. Zimmerman	2014	$525,000		$-	$735,002	$-	$499,563	$-		$37,486	$1,797,051
Chief Operating Officer	2013	$457,000		$-	$342,748	$114,264	$514,125	$-		$30,945	$1,459,082
	2012	$425,000		$-	$743,744	$106,257	$347,804	$-		$19,451	$1,642,256
Duffield E. Milkie (7)	2014	$350,000		$-	$262,493	$-	$233,541	$13,098	(7)	$20,171	$879,303
Executive Vice President	2013	$335,000		$-	$188,445	$62,821	$301,500	$-	(7)	$20,171	$907,937
and General Counsel
H. Philip Bender	2014	$350,000		$-	$262,493	$-	$233,541	$-		$20,171	$866,205
Executive Vice President	2013	$335,000		$-	$188,445	$62,821	$326,625	$-		$20,171	$933,062
of Operations	2012	$325,000		$-	$507,828	$60,939	$230,505	$-		$19,451	$1,143,723

(1)

The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit-based awards other than options granted during the fiscal year ended December 31, 2014, 2013 or 2012, as applicable, pursuant to the 2008 Omnibus Incentive Plan. The 2014 amount for each executive includes the grant date fair value of the February 2014 restricted unit awards and the February 2014 Adjusted EBITDA-based performance unit awards for the 2014-2016 performance period. The 2014 amount for Mr. Ouimet also includes the grant date fair value of his March 2014 performance-based retention unit award. The amounts included in the table for the Adjusted EBITDA-based 2014-2016 performance unit awards and Mr. Ouimet’s March 2014 performance-based retention grant were computed based on the probable outcome of the performance conditions for the awards on the grant date (i.e., the target level of performance). The ASC Topic 718 grant date fair values of the Adjusted EBITDA-based 2014-2016 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet—$1,891,823 (target), $2,837,761 (maximum); Mr. Witherow—$336,015 (target), $504,050 (maximum); Mr. Zimmerman—$441,023 (target), $661,535 (maximum); Mr. Milkie—$157,485 (target), $236,255 (maximum); and Mr. Bender—$157,485 (target), $236,255 (maximum). The ASC 718 grant date fair value of Mr. Ouimet’s March 2014 performance-based retention unit award assuming target and maximum level of performance each are $6,329,722.

The 2013 amount for each executive includes the grant date fair value for the February 2013 restricted unit awards and the February 2013 performance unit awards for the 2013-2015 performance period. The amounts included in the table for the 2013-2015 performance unit awards were computed based on the probable outcome of the performance conditions for the awards on the grant date (i.e., the target level of performance). The ASC Topic 718 grant date fair values of the 2013-2015 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet—$849,998 (target), $1,274,997 (maximum); Mr. Witherow—$188,002 (target), $282,003 (maximum); Mr. Zimmerman—$228,499 (target), $342,749 (maximum); Mr. Bender—$125,630 (target), $188,445 (maximum); and Mr. Milkie—$125,630 (target), $188,445 (maximum).

The 2012 amounts include the grant date fair value for the March 2012 restricted unit awards, the October 2012 restricted unit awards and the March 2012 performance unit awards for the 2012-2014 performance period (computed based on the probable outcome of the performance conditions for the awards on the grant date (i.e., the target level of performance)). The ASC Topic 718 grant date fair values of the 2012-2014 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet-$424,996 (target), $637,494 (maximum); Mr. Witherow-$87,497 (target), $131,261 (maximum); Mr. Zimmerman-$106,249 (target), $159,373 (maximum); and Mr. Bender-$60,950 (target), $91,425 (maximum).

Assumptions used in the calculation of these amounts are discussed in Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2014, included in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 26, 2015.

(2)

The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit options awarded to the named executive officers in the applicable year pursuant to the 2008 Omnibus Incentive Plan. Assumptions used in the calculation of these amounts are discussed in Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2014, included in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 26, 2015. We did not award any options in 2014.

(3)

The amounts in column (g) reflect cash incentive awards to the named executive officers for 2014, 2013 and 2012. See the discussion under “Cash Incentive Program Awards and Bonuses” on page 35 for additional information.

(4)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and reflect profit sharing contributions of 4% of pay up to the respective limitations imposed under rules of the Internal Revenue Service. The 2014 profit sharing contributions for each named executive officer were $12,521. The amounts in column (i) also reflect, for each named executive officer for whom the total value of perquisites received in a given year was at least $10,000, the aggregate value of perquisites received in that year. The 2014 amount shown in column (i) for Mr. Ouimet includes the supplemental compensation earned for 2014 under Mr. Ouimet’s employment agreement ($50,000). See “Employment Agreements” for additional discussion of Mr. Ouimet’s employment agreement. The 2014 amount shown in column (i) for Mr. Witherow includes the cost of a physical exam. The 2014 amount shown in column (i) for Mr. Zimmerman includes the cost of a physical exam, relocation expenses, and a tax gross up on the relocation expenses. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see “Compensation Discussion and Analysis—Elements of 2014 Executive Compensation—Retirement Programs” and “Compensation Discussion and Analysis—Elements of 2014 Executive Compensation—Perquisites and Supplemental Compensation.”

(5)

The value attributable to the personal use of company-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. This value is included in column (i) for each named executive officer for whom the total value of perquisites for the year was $10,000 or more. Each named executive officer is responsible for paying income tax on such amount.

(6)	Mr. Ouimet’s 2013 annual salary reflects the mid-year increase in his base salary pursuant to the 2013 amendment to his employment contract.

(7)

The 2014 amount in column (h) reflects the aggregate changes in the actuarial present value of Mr. Milkie’s accumulated benefit under the 2008 Supplemental Retirement Plan. Mr. Milkie’s pension value decreased by $8,949 during 2013.

(8)

Mr. Witherow’s 2012 annual salary of $350,000 was effective shortly after the beginning of the year, and the 2012 amount in column (c) of the Summary Compensation Table for him was prorated accordingly.

GRANTS OF PLAN BASED AWARDS TABLE FOR 2014

(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(i)		(j)	(k)	(l)

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Unit Awards: Number of Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Unit and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Ouimet	3/31/14	$-	$-	$-	93,176	(4)	124,234	(4)	124,234	(4)	-		-	$-	$6,329,722
	2/26/14	$-	$-	$-	17,485	(2)	34,969	(2)	52,454	(2)	-		-	$-	$1,891,823
	2/26/14	$-	$-	$-	-		-		-		23,312	(3)	-	$-	$1,261,179
	-	$815,400	$1,080,000	$1,620,000	-		-		-		-		-	$-	$-
Witherow	2/26/14	$-	$-	$-	3,106	(2)	6,211	(2)	9,317	(2)	-		-	$-	$336,015
	2/26/14	$-	$-	$-	-		-		-		4,140	(3)	-	$-	$223,974
	-	$302,000	$400,000	$600,000	-		-		-		-		-	$-	$-
Zimmerman	2/26/14	$-	$-	$-	4,076	(2)	8,152	(2)	12,228	(2)	-		-	$-	$441,023
	2/26/14	$-	$-	$-	-		-		-		5,434	(3)	-	$-	$293,979
	-	$396,375	$525,000	$787,500	-		-		-		-		-	$-	$-
Milkie	2/26/14	$-	$-	$-	1,456	(2)	2,911	(2)	4,367	(2)	-		-	$-	$157,485
	2/26/14	$-	$-	$-	-		-		-		1,941	(3)	-	$-	$105,008
	-	$171,763	$227,500	$341,250	-		-		-		-		-	$-	$-
Bender	2/26/14	$-	$-	$-	1,456	(2)	2,911	(2)	4,367	(2)	-		-	$-	$157,485
	2/26/14	$-	$-	$-	-		-		-		1,941	(3)	-	$-	$105,008
	-	$171,763	$227,500	$341,250	-		-		-		-		-	$-	$-

(1)

These columns show possible payouts under 2014 cash incentive awards that were based on the achievement of the Company and individual performance measures established in February 2014. The threshold, target and maximum opportunities in column (c), (d) and (e), respectively, assume achievement of the threshold, target or maximum level of both the Company performance goals and individual performance goals, as applicable. Actual amounts paid with respect to these awards are reported in column (g) of the Summary Compensation Table for 2014. See “Compensation Discussion and Analysis—Cash Incentive Program” and “Narratives to Summary Compensation and Grants of Plan Based Awards Tables—Cash Incentive Program Awards and Bonuses.”

(2)

Amounts reflect a multi-year performance unit award granted under the 2008 Omnibus Incentive Plan for the January 1, 2014—December 31, 2016 performance period. The threshold, target and maximum potential number of performance units that may be earned is set forth in columns (f), (g) and (h). Payouts will be based on the level of achievement of consolidated Adjusted EBITDA versus specified threshold, target and maximum levels of performance over the three-year period. See “Compensation Discussion Analysis—Elements of 2014 Compensation—Performance Unit Awards” and “Narrative to Summary Compensation and Grants of Plan Based Awards Tables—Performance Unit Awards—2012-2014, 2013-2015, and 2014-2016 Adjusted EBITDA-Based Performance Units.”

(3)

Amounts reflect time-based restricted units granted under the 2008 Omnibus Incentive Plan. The February 2014 awards vest ratably over a three-year period beginning in February 2015. See “Compensation Discussion & Analysis—Elements of 2014 Executive Compensation—Restricted Unit Awards” and “Narrative to Summary Compensation and Grants of Plan Based Awards Tables—Restricted Unit Awards.”

(4)

Amounts reflect a multi-year performance performance-based retention unit award granted under the 2008 Omnibus Incentive Plan. The threshold, target, and maximum potential number of performance-based retention units that may be earned is set forth in columns (f), (g), and (h). Payouts will be based on the level of achievement of the three (3) years annualized total unitholder return compared to our identified peer group during the specified performance period. If performance is between the threshold and targeted relative total unitholder return for the period, the award provides for payout at the 90% level (or 111,811 units). See “Compensation Discussion & Analysis—Elements of 2014 Executive Compensation—2014 Performance-Based Retention Grant” and “Narratives to Summary Compensation and Grants of Plan Based Awards Tables—Performance Unit Awards—2014 Retention Grant.”

NARRATIVE TO SUMMARY COMPENSATION AND

GRANTS OF PLAN BASED AWARDS TABLES

The description that follows summarizes the terms and conditions of our employment agreements with Messrs. Ouimet, Witherow, Zimmerman, Bender and Milkie. It also summarizes the terms of and the programs under which the compensation reflected in the tables for our named executive officers was awarded. Additional information is provided in the “Compensation Discussion and Analysis” and “Potential Payments upon Termination or Change in Control” sections.

Employment Agreements

We amended and restated our employment agreement with Matthew A. Ouimet, our president and chief executive officer, in October 2013. The new agreement took effect on October 21, 2013 and will terminate December 31, 2016. Under the agreement, Mr. Ouimet’s base salary was increased from $850,000 to $900,000, which increase was retroactive to July 1, 2013. Mr. Ouimet’s base salary will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. Under the current agreement, during his employment period, Mr. Ouimet is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2008 Omnibus Incentive Plan, at a level appropriate to his position and performance, as determined by the Board. Per the terms of the amended employment contract, the target cash incentive award for 2013 was based on the performance metrics established in February 2013 and the targeted cash award was calculated as a blend of 110% of $850,000 and 120% of $900,000, both prorated for actual time the base salaries were in effect for 2013. For 2014, the target cash incentive award was 120% of his base salary. Also, for 2014 and thereafter, the maximum annual cash incentive payable by Cedar Fair is 180% of his base salary (which represents 150% of the target) and the minimum payment threshold is 90% of the target performance threshold.

The amended and restated agreement also modifies the provisions with regard to the payment owed to Mr. Ouimet upon the termination of his employment without cause, for disability, or by his resignation for good reason (other than following a change in control) to two times his base salary, payable in a single lump sum and further provides that, if Mr. Ouimet’s employment is terminated in certain situations, he becomes fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after his termination of employment. Any Omnibus Plan awards will immediately vest upon a change in control under the agreement, and any calendar year cash incentive compensation are to be paid to Mr. Ouimet at the same time as our other senior executives and no later than March 15 following the end of the year. Mr. Ouimet generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. See the “Potential Payments Upon Termination or Change in Control” section for detailed descriptions of those situations. Mr. Ouimet’s agreement provides for supplemental compensation at an annual rate of $50,000, payable in monthly installments and for us to cover the cost of an annual physical exam. The employment agreement does not limit the manner in which Mr. Ouimet may spend his supplemental compensation. In addition, Mr. Ouimet is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives, and he is entitled to four weeks of annual paid vacation days. The agreement contains non-competition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

In 2014 we updated and standardized the employment agreements with Mr. Witherow (our executive vice president and chief financial officer), Mr. Zimmerman (our chief operating officer), Mr. Bender (our executive vice president of operations), and Mr. Milkie (our executive vice president and general counsel) which were effective December 12, 2014. The executives’ employment will continue under these employment agreements through December 31, 2017. The agreements will renew automatically for a 24-month period commencing on January 1, 2018 and on every 24-month anniversary thereafter, unless either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. The agreements entitle each executive to receive a specified annual base salary, which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. The minimum annual base salary amounts specified in the agreements, which were effective beginning January 2015, are: Mr. Witherow, $416,000; Mr. Zimmerman, $550,000; Mr. Milkie $368,000; and Mr. Bender, $361,000. During the employment period, each executive is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2008 Omnibus Incentive Plan, at a level appropriate to his position and performance, as determined by the Board. Any Omnibus Plan awards will immediately vest upon a change in control under the agreement, and any calendar year cash incentive awards are to be paid to the executive at the same time as our other senior executives and no later than March 15 following the end of the year. The executives generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. In addition the agreement further provides that, if employment is terminated in certain situations, the executive will become fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after the termination of employment. See the “Potential Payments Upon Termination or Change in Control” section for detailed descriptions of those situations. In addition, each executive is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives (other than the CEO), and he is entitled to annual vacation days and reimbursement for reasonable business expenses incurred in performing his duties in accordance with policies that we maintain from time to time. Each agreement contains non-competition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Under the clawback provisions of our employment agreements, our Board may require an executive to return his incentive compensation paid or granted within the preceding twenty-four months, if (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Cedar Fair’s financial statements filed with the Securities and Exchange Commission, (ii) the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement, and (iii) a lower payment would have been made based upon the restated financial results. For a discussion of the benefits that would be provided by the employment agreements in the event of each executive’s death, retirement, disability or other terminations or upon a change in control, see “Potential Payments Upon Termination or Change in Control” in this proxy statement.

Cash Incentive Program Awards and Bonuses

The amounts reported in column (g) of the Summary Compensation Table represent final payouts of cash incentive awards made pursuant to our 2008 Omnibus Incentive Plan for 2014, 2013 and 2012, which were tied to the achievement of performance measures and target award opportunities established by March of the applicable year, except for Mr. Ouimet’s 2013 target award opportunity, which was established in February 2013 and later increased in connection with his employment agreement amendment. For 2014, 2013, and 2012, 85% of the target cash incentive award opportunities were based on an approved target for consolidated Adjusted EBITDA for the year, and 15% of the target cash incentive awards were based upon the achievement of individual performance goals. Payouts could range from 0% up to a maximum of 150% of the target award, and specific threshold, target and maximum levels of performance and related payout scales were established for both the Company and individual portions of the awards. The threshold, target and maximum cash incentive awards for 2014 are reported in columns (c), (d) and (e), respectively, of the Grants of Plan-Based Awards Table for 2014. For additional detail regarding our cash incentive award program and the 2014 cash incentive awards (including the percentage of 2014 base salary represented by each executive’s target award opportunity, payout scales established, and the payout levels for 2014 for the Company and individual portions of the awards and the payout received as a percentage of base salary for each executive for 2014), see “Compensation Discussion and

Analysis – Elements of 2014 Executive Compensation – Cash Incentive Program.” No additional cash bonuses were awarded to our named executive officers for 2014.

Option Grants

We did not award options to our named executive officers in 2014. The grant date fair values of the 2012 and 2013 option awards are set forth in the Option Awards column (f) of the Summary Compensation Table for the applicable year. These options vest in three equal annual installments on the anniversary of the grant date and will expire on the earlier of the ten year anniversary of the grant date or the date that is thirty (30) days after a separation from service, as defined in the 2008 Omnibus Incentive Plan. Any outstanding unvested options will vest and become fully exercisable in the event of a change in control, as defined in the 2008 Omnibus Incentive Plan. The named executive officers will become fully vested in any options that are scheduled to vest within eighteen months following certain terminations, and those options will expire thirty calendar days after the vesting date.

Restricted Unit Awards

We made time-based restricted unit grants to our named executive officers in February 2014, February 2013, October 2012, and March 2012. The grant date fair values of these restricted units are included in the applicable year’s amounts in the Unit Awards column (e) of the Summary Compensation Table. The numbers of units granted and grant date fair values of the 2014 awards are set forth in columns (i) and (l) of the Grants of Plan-Based Awards Table. The restricted period on these awards will lapse upon the executive’s continuous employment through the applicable vesting dates. The restricted period for the February 2014 grants ends for one-third of the units each year with the first tranche having vested in February 2015 and the remaining two tranches to vest in February of 2016 and 2017, respectively. The restricted period for the February 2013 grants ends December 31, 2015. The restricted period for October 2012 grants ends October 24, 2015. The restricted period for the March 2012 awards ended December 31, 2014. The executive is unable to sell, transfer, pledge or assign restricted units during the applicable restricted period and will not receive any payments or distributions during that period, but the executive may vote the restricted units during the restricted period. The restricted units will accumulate distribution equivalents if and to the extent that we make distributions on our units during the restricted period in the same form as any such distributions. Upon the expiration of the applicable restricted period, the units will thereafter be unrestricted and any accrued distribution equivalents will be paid promptly. Our employment agreements provide for 18 month continued vesting of these restricted units for qualifying terminations. Otherwise, executives will forfeit their restricted units and any distribution equivalents if they do not satisfy the continuous employment requirement, except in the cases of death, disability, retirement and change in control. See “Compensation Discussion and Analysis – Elements of 2014 Executive Compensation – Long-Term Incentive Compensation – 2014” and “Compensation Discussion and Analysis – Elements of 2014 Executive Compensation – Restricted Unit Awards” for additional information.

Performance Unit Awards

2012-2014, 2013-2015, and 2014-2016 Adjusted EBITDA-Based Performance Units

We made performance unit awards to each of our named executive officers in February 2014, February 2013, and March 2012, which are subject to the level of achievement of cumulative Adjusted EBITDA versus the target set by the Compensation Committee for the respective performance periods of January 1, 2014—December 31, 2016, January 1, 2013—December 31, 2015, and January 1, 2012—December 31, 2014. Executives are eligible to receive up to 150% of the target number of potential performance units for the applicable performance period. Payouts will be made based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved. The threshold, target and maximum numbers of units for the named executive officers’ 2014-2016 performance unit awards are set forth in columns (f), (g) and (h), respectively, of the Grants of Plan-Based Awards Table for 2014. The grant date fair values of the 2014-2016 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are reported in column (l) of the Grants of Plan-Based Awards Table for 2014 and are included in the 2014 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table. The grant date fair values of the 2013-2015 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are included in the 2013 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table. The grant date fair values of the 2012-2014 performance unit awards, calculated in accordance with ASC 718 and based upon the probable outcome of the performance conditions, are included in the 2012 amounts set forth in the Summary Compensation Table. Distribution equivalents are earned on the number of performance units that become payable if and to the extent we make distributions on our units after the grant date and before the payment date of the award. Awards will be paid in the form of units, cash or a combination of both, as determined by the Compensation Committee, after the end of the performance period and by March of the following year. Our employment agreements provide for 18 month continued vesting of these performance awards following qualifying terminations. Otherwise, an executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except that awards will be prorated in the event of death, disability or retirement, and that awards will be deemed earned and payable in full at the target level in the event of a change in control. For additional detail regarding the 2014-2016 performance units (including the payout scale for the awards), see “Compensation Discussion and Analysis – Elements of 2014 Executive Compensation – Long-Term Incentive Compensation – 2014” and “Compensation Discussion and Analysis – Elements of 2014 Executive Compensation – Performance Unit Awards.”

2014 Performance-Based Retention Grant

We made a performance-based retention unit award to Mr. Ouimet in March 2014. Mr. Ouimet is eligible to receive up to 124,234 potential performance units under the award, and the award payout will be based on the level of achievement of the three (3) years total unitholder return, calculated on an annualized basis, compared to our identified peer group for the January 1, 2014—December 31, 2016 period. The applicable performance targets and possible payouts are set forth in the CD&A. The performance units earned are payable in units 50% in December 2017 and 50% in December 2018, so long as Mr. Ouimet maintains continuous employment through the identified payment dates. If not, Mr. Ouimet will forfeit any unpaid portion of the award, except in the event of death, disability, or change in control (in which circumstances the award will be subject to proration). The threshold, target and maximum numbers of units for Mr. Ouimet’s 2014 performance-based retention unit award are set forth in columns (f), (g), and (h), respectively, of the Grants of Plan-Based Awards Table for 2014. The grant date fair value of the 2014 performance-based retention unit award, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, is reported in column (l) of the Grants of Plan-Based Awards Table for 2014 and is included in the 2014 amount set forth in the Unit Awards column (e) of the Summary Compensation Table for Mr. Ouimet. The performance units accrue distribution equivalents when we make distributions, which will be paid out in cash in conjunction with the payment of the underlying performance units. The provision in Mr. Ouimet’s employment agreement providing for the vesting of any equity award made under our omnibus incentive plan that is scheduled to vest or be paid within 18 months after his termination in certain situations is not applicable to this award. For additional detail regarding this award, see “Compensation Discussion and Analysis – Elements of 2014 Executive Compensation – 2014 Performance-Based Retention Grant.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2014

	Option Awards						Unit Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)		(i)		(j)
Name	Number of Securities Underlying Unexercised Options Exercisable #	Number of Securities Underlying Unexercised Options Unexercisable #		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested # (1)		Market Value of Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested #		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested($)
Ouimet	57,591	28,796	(5)	-	$29.53	03/27/2022	-		-		-		-
	40,831	81,661	(6)	-	$36.95	02/26/2023	-		-		-		-
	-	-		-	-	-	28,137	(10)	$1,509,691		-		-
	-	-		-	-	-	11,502	(11)	$612,539		-		-
	-	-		-	-	-	23,312	(12)	$1,181,452		-		-
	-	-		-	-	-	33,277	(7)	$1,591,638		-		-
	-	-		-	-	-	15,237	(9)	$728,766		-		-
	-	-		-	-	-	23,874	(3)	$1,148,877	(3)	-		-
	-	-		-	-	-	-		-		124,234	(8)	$6,209,215	(8)
	-	-		-	-	-	-		-		38,778	(4)	$1,854,767	(4)
	-	-		-	-	-	-		-		55,557	(13)	$2,657,305	(13)
Witherow	11,857	5,929	(5)	-	$29.53	3/27/2022	-		-		-		-
	9,031	18,061	(6)	-	$36.95	2/26/2023	-		-		-		-
	-	-		-	-	-	9,854	(10)	$528,716		-		-
	-	-		-	-	-	2,544	(11)	$135,481		-		-
	-	-		-	-	-	4,140	(12)	$209,815		-		-
	-	-		-	-	-	4,915	(3)	$235,074	(3)	-		-
	-	-		-	-	-	-		-		8,577	(4)	$410,236	(4)
	-	-		-	-	-	-		-		9,868	(13)	$471,976	(13)
				-
Zimmerman	14,398	7,199	(5)	-	$29.53	3/27/2022	-		-		-		-
	10,976	21,953	(6)	-	$36.95	2/26/2023	-		-		-		-
	-	-		-	-	-	11,965	(10)	$641,982		-		-
	-	-		-	-	-	3,092	(11)	$164,664		-		-
	-	-		-	-	-	5,434	(12)	$275,395		-		-
	-	-		-	-	-	1,524	(9)	$72,877		-		-
	-	-		-	-	-	5,969	(3)	$285,483	(3)	-		-
	-	-		-	-	-	-		-		10,425	(4)	$498,604	(4)
	-	-		-	-	-	-		-		12,952	(13)	$619,473	(13)
Milkie	8,257	4,129	(5)	-	$29.53	3/27/2022	-		-		-		-
	6,035	12,069	(6)	-	$36.95	2/26/2023	-		-		-
	-	-		-	-	-	9,150	(10)	$490,943		-		-
	-	-		-	-	-	1,700	(11)	$90,534		-		-
	-	-		-	-	-	1,941	(12)	$98,370		-		-
	-	-		-	-	-	3,809	(9)	$182,192		-		-
	-	-		-	-	-	3,423	(3)	$163,731	(3)	-		-
	-	-		-	-	-	-		-		5,731	(4)	$274,135	(4)
	-	-		-	-	-	-		-		4,625	(13)	$221,208	(13)
Bender	8,257	4,129	(5)	-	$29.53	3/27/2022	-		-		-		-
	6,035	12,069	(6)	-	$36.95	2/26/2023	-		-		-		-
	-	-		-	-	-	9,150	(10)	$490,943		-		-
	-	-		-	-	-	1,700	(11)	$90,534		-		-
	-	-		-	-	-	1,941	(12)	$98,370		-		-
	-	-		-	-	-	2,590	(9)	$123,890		-		-
	-	-		-	-	-	3,423	(3)	$163,731	(3)			-
	-	-		-	-	-	-		-		5,731	(4)	$274,135	(4)
	-	-		-	-	-	-		-		4,625	(13)	$221,208	(13)

(1)

Column includes phantom units, restricted units, and 2012-2014 performance units. Phantom unit and performance unit amounts in this column include additional units that are credited as a result of the reinvestment of distribution equivalents.

(2)

The market values for phantom units and the 2012-2014 performance units were calculated by multiplying the closing market price of our units as of December 31, 2014 as reported on the NYSE ($47.83), by the applicable number in column (g). The market values for restricted units were calculated by multiplying the closing market price of our units as of December 31, 2014 by the number of restricted units in column (g), and adding to that the amount of cash distribution equivalents accumulated on the restricted units from the grant date of the award through December 31, 2014. See “Narratives to Summary Compensation and Grants of Plan Based Awards Table—Restricted Unit Awards” for additional detail.

(3)

Amounts represent performance units awarded in March 2012 that were contingent upon the level of achievement of cumulative Adjusted EBITDA versus the target during the period from January 2012 through December 2014. The amounts set forth in column (g) are the actual number of units earned and include the reinvestment in distribution equivalent units of distributions on such number. These awards vested and were paid in March 2015. For additional information regarding these awards, see “Compensation Discussion and Analysis—Elements of 2014 Compensation—Performance Unit Awards” and “Narratives to Summary Compensation and Grants of Plan Based Awards Table—Performance Unit Awards.”

(4)

Amounts represent performance units awarded in February 2013 that are contingent upon the level of achievement of cumulative Adjusted EBITDA versus the target during the period from January 2013 through December 2015. The amounts set forth in column (i) assume that the maximum number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such maximum number from the grant date of the award through December 31, 2014. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable, either in cash equivalent, units or a combination of both in March 2016. Market value reported in column (j) was calculated by multiplying the maximum number of units and distribution equivalent units through December 31, 2014 that may be earned set forth in column (i) by the closing market price of our units as of December 31, 2014. For additional information regarding these awards, see “Narratives to Summary Compensation and Grants of Plan Based Awards Table—Performance Unit Awards.”

(5)	These options that were unvested at fiscal year-end vested and became exercisable on March 27, 2015.

(6)	One half of these options vested and became exercisable on February 26, 2015, with the remaining options vesting and becoming exercisable on February 26, 2016.

(7)	These phantom units vest and will be payable either in cash equivalent, units or a combination of both, in June 2015.

(8)

Amounts represent Mr. Ouimet’s March 2014 performance-based retention units. The number of units to be earned will depend on the level of achievement of our three (3) years annualized total unitholder return compared to our identified peer group during the January 1, 2014—December 31, 2016 period. The performance units earned are payable in units 50% in December 2017 and 50% in December 2018. The performance units accrue distribution equivalents, which will be paid out in cash in conjunction with the payment of the underlying performance units. The amount set forth in column (i) assumes that the target number of units is earned. Market value reported in column (j) was calculated by multiplying the amount set forth in column (i) by the closing market price of our units as of December 31, 2014, and adding to that the amount of cash distribution equivalents accumulated on the performance-based retention units from the grant date of the award through December 31, 2014. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (j) as all distribution equivalents on the performance based retention units have accrued in cash.

(9)	These phantom units vested and were paid either in cash equivalent, units or a combination of both in March 2015.

(10)

Amount represents restricted units awarded in October 2012. These restricted units vest on October 24, 2015. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of fiscal year-end are reflected only in column (h), as all distribution equivalents on the restricted units have been accrued in cash.

(11)

Amount represents restricted units awarded in February 2013. These restricted units vest on December 31, 2015. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(12)

Amount represents restricted units awarded in February 2014. One-third of these restricted units vested February 26, 2015, and one-third will vest on February 26 of each of 2016 and 2017. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(13)

Amounts represent performance units awarded in February 2014 that are contingent upon the level of achievement of cumulative Adjusted EBITDA versus the target during the period from January 2014 through December 2016. The amounts set forth in column (i) assume that the maximum number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such maximum number from the grant date of the award through December 31, 2014. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable, either in cash equivalent, units or a combination of both in March 2017. Market value reported in column (j) was calculated by multiplying the maximum number of units and distribution equivalent units through December 31, 2014 that may be earned set forth in column (i) by the closing market price of our units as of December 31, 2014. For additional information regarding these awards, see “Compensation Discussion and Analysis—Elements of 2014 Compensation—Performance Unit Awards” and “Narratives to Summary Compensation and Grants of Plan Based Awards Table—Performance Unit Awards.”

OPTION EXERCISES AND UNITS VESTED IN 2014

	Option Awards		Unit Awards
(a)	(b)	(c)	(d)		(e)

Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#) (1)		Value Realized on Vesting ($)
Ouimet	-	$-	28,784	(2)	$1,376,739	(2)
			14,377	(3)	$750,062	(3)
			32,268	(4)	$1,709,875	(4)
Witherow	-	$-	5,926	(2)	$283,441	(2)
Zimmerman	-	$-	7,196	(2)	$344,185	(2)
			3,783	(3)	$197,671	(3)
Milkie	-	$-	4,127	(2)	$197,394	(2)
			8,925	(3)	$466,300	(3)
Bender	-	$-	4,127	(2)	$197,394	(2)
			4,704	(3)	$245,716	(3)

(1)

The amounts in column (d) reflect the total number of phantom units or restricted units that vested for each executive in 2014, plus additional units credited as a result of reinvestment of distribution equivalents.

(2)	Reflects the vesting and related value of restricted unit grants made in 2012 pursuant to the 2008 Omnibus Incentive Plan.

(3)

Reflects the vesting and related value of phantom-based unit grants made from 2010 through 2011 pursuant to the 2008 Omnibus Incentive Plan, plus additional units credited as a result of reinvestment of distribution equivalents. Mr. Ouimet and Mr. Zimmerman each received 100% of the value in units. Mr. Milkie received 55% of the value in units and 45% in cash. Mr. Bender received 100% of the value in cash.

(4)

Reflects the vesting and related value of the first half of the phantom-based unit grants made in 2011 in connection with Mr. Ouimet’s employment with the Partnership, plus additional units credited as a result of reinvestment of distribution equivalents. He received 48% of the value in units and 52% in cash.

PENSION BENEFITS FOR 2014

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Ouimet	-	-	$-	$-
Witherow	-	-	$-	$-
Zimmerman	-	-	$-	$-
Milkie	2008 Supplemental Retirement Plan	7	$89,468	$-
Bender		-	$-	$-

(1)	The estimated present value amount is based on projected benefits earned through age 62 assuming (i) an annual interest rate of 3.25% and (ii) a discount rate of 5.18%.

We adopted the 2008 Supplemental Retirement Plan (the “2008 SERP”) in February 2008 to provide supplemental retirement benefits to certain of our executive officers, and accounts were established and credited in prior years for some of our executive officers under the 2008 SERP. Credits under the 2008 SERP were made on the basis of base salary, with no participant account being credited more than $100,000 in any plan year, and no more than $250,000 being credited in the aggregate to all participant accounts in any plan year. Accounts earn interest at the prime rate of our bank, as adjusted each December.

Mr. Milkie is the only named executive officer for 2014 to participate in the 2008 SERP. Mr. Milkie will become fully vested in his account upon the earliest of his retirement (provided that he has at least twenty years of service with the Partnership), or if while employed by the Partnership, upon his death, disability, or change in control. Distribution of the accrued balance generally will be made as a lump sum amount at the time specified in the plan. Participants may elect to receive the lump sum at a different time or to receive the accrued balance in a number of future payments over a specified period if certain conditions are satisfied. In general, the delay elected by a participant may not exceed 10 years or 5 years depending on when the distribution election is made. Additional contributions to the 2008 SERP were discontinued in 2011, and we do not intend to have any other executive officers participate in this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries describe and quantify the payments that each named executive officer would receive if his employment with us were terminated or if we had a change in control. These payments and benefits derive from a combination of employment agreements, our 2008 Omnibus Incentive Plan and related award agreements and our supplemental retirement plan. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Code. The summaries assume that the termination or change in control occurred on December 31, 2014 and the relevant unit price is the closing market price of our units on the NYSE on December 31, 2014, which was $47.83 per unit.

Payments Pursuant to Employment Agreements (other than in connection with a Change in Control)

The following information summarizes payments that our named executive officers will receive in the event of terminations with or without cause, as a result of death or disability, in connection with non-renewals of their employment agreements and in general. Descriptions of release requirements, restrictions and certain key defined terms are provided at the end of this section. For information regarding payments in the event of a change in control, see “Payments Upon a Change in Control under Employment Agreements” and “Incentive Plan and Supplemental Retirement Plan Payments upon a Change of Control” below. For additional information regarding payments in the event of death, disability or retirement, see “Payments Upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans” below.

Terminations without Cause or due to Disability and Resignations for Good Reason

If we terminate the employment of Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie or Mr. Bender without cause or because of a disability, or if any of those executives resign for good reason (in each case, other than in connection with a change in control), each executive will be entitled to:

•

Payment of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•	An amount equal to two times his base salary for Mr. Ouimet (and for the other executives, an amount equal to one times base salary). This amount will be payable:

•	for Mr. Ouimet, in a single lump sum on the first regularly scheduled payroll date following the 60th day after the termination; or

•

for the other executives, at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

and will be reduced by any payments received from any short- or long-term disability plan maintained by us, where applicable;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plan (less the amount of the executive’s contribution as if he was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after his termination of employment without cause or his resignation for good reason unless otherwise specifically exempted from vesting by the terms of the underlying award agreement. Equity awards other than options that vest under this provision will be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration. Options that vest within the 18 month period will terminate 30 calendar days after the vesting date unless exercised; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Death

If the employment of any of Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie or Mr. Bender is terminated by reason of death, the executive or his legal representatives shall be entitled to:

•

Payment of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

Any unpaid cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plan for the executive’s spouse and eligible dependents (less the amount of the executive’s contribution as if he was an active employee) for a period of up to twelve months after executive’s death, if permitted under applicable law; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Non-Renewal

If: (i) we are not willing to renew the executive’s employment agreement, and, in Mr. Ouimet’s case, he has provided a timely renewal notice, (or, for Mr. Ouimet only, we fail to provide a timely renewal notice), and the executive chooses to terminate his employment agreement immediately following the employment period; or (ii) for Mr. Ouimet only, if the parties desire to enter into a new employment agreement, but the new agreement is not executed before expiration of the current employment period, and Mr. Ouimet’s employment is terminated immediately following expiration, the executive will be entitled to:

•

Payment of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

An amount equal to his base salary, payable at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

•

Any unpaid cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plan (less the amount of the executive’s contribution as if he was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance); and

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after his termination of employment unless otherwise specifically exempted from vesting by the terms of the underlying award agreement, with such awards vesting and being paid as described above for terminations without cause or resignations for good reason.

Other Terminations

If the executive’s employment is terminated for any reason other than those described above or those described under “Payments Upon a Change in Control Under Employment Agreements,” which we refer to in the tables below as “All Terminations,” the executive or his legal representatives will be entitled to receive a lump sum payment within 30 days following termination consisting of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the date of termination. The executive also will be entitled to any unpaid cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed, and all other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Releases and Restrictions; Certain Definitions

Any termination payments under the executives’ respective employment agreements are subject to execution, timely delivery, and non-revocation of a general release in favor of Cedar Fair. In addition, each executive is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in his employment agreement, with the non-competition and non-solicitation obligations lasting for a minimum of twelve months (regardless of the reason for termination) or, if longer, for the period in or with respect to which he is receiving severance payments or 18-month continued equity vesting.

Under the employment agreements, “cause” means: (i) the executive’s willful and continued failure to perform his duties or follow the lawful direction of the Board (or, for the executives other than Mr. Ouimet, the chief executive officer or the Board) or a material breach of fiduciary duty after written notice of the breach; (ii) theft, fraud, or dishonesty with regard to Cedar Fair or in connection with the executive’s duties; (iii) indictment for or conviction of (or guilty or no contest plea to) a felony or any lesser offense involving fraud or moral turpitude; (iv) material violation of our code of conduct or similar written policies after written notice specifying the violation; (v) willful misconduct unrelated to us that has, or is likely to have, a material negative impact on us after written notice specifying the failure or breach; (vi) gross negligence or willful misconduct relating to our affairs; (vii) material breach by the executive of his employment agreement; (viii) a final and non-appealable determination by a court or other governmental body that the executive has materially violated federal or state securities laws; or (ix) a breach or contravention of another employment agreement or other agreement or policy by virtue of the executive’s employment with us or performance of his duties, or the existence of any other limitation on his activities on our behalf except for confidentiality obligations to former employers.

“Disability” means a physical or mental incapacity or disability that renders or is likely to render the executive unable to perform his material duties for either 180 days in any twelve-month period or 90 consecutive days, as determined by a physician selected by us.

“Good reason” means, without the executive’s express consent: (i) any material diminution in his responsibilities, authorities or duties; (ii) any material reduction in the executive’s (x) base salary (or, for Mr. Ouimet, in the aggregate amount of his base salary and supplemental compensation), or (y) target cash incentive opportunity (except in the event of an across the board reduction in base salary or cash incentive opportunity applicable to substantially all of our senior executives); (iii) a forced relocation of his place of employment by the greater of seventy (70) miles or the distance constituting a “material change in the geographic location” of the executive’s place of employment under Section 409A; or (iv) a material breach of the employment agreement by us. The events described in (i), (ii) and (iii) will not constitute “good reason” unless the executive notifies us in writing and we fail to cure the situation within the time periods specified in the agreement.

Payments upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans

If any named executive officer dies, becomes disabled or retires at age 62 or over while employed by us, any unvested phantom unit awards under our Amended and Restated Senior Management Long-Term Incentive Compensation Plan and any unvested time-based phantom units awarded under our 2008 Omnibus Incentive Plan will be paid in full in a lump sum cash payment within ninety days of the event (or such period of time as required by Section 409A of the Code). In the event of death or disability during employment, actual performance-based phantom unit awards under the 2008 Omnibus Incentive Plan for that year, as well as any unpaid awards for prior years, will be paid in a lump sum cash payment within ninety days of the event (subject to Section 409A). Performance-based phantom unit awards under the 2008 Omnibus Incentive Plan will be prorated in the event of retirement after age 62 and paid, together with any unpaid such awards for prior years, in a lump sum cash payment within ninety days of the end of the performance period or retirement date, respectively (subject to Section 409A).

All amounts accrued under our 2008 SERP will also become fully vested and payable upon an executive’s death, disability or retirement at age 62 or over with at least 20 years of service. Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. Our EBITDA-based performance unit awards under the 2008 Omnibus Incentive Plan will be payable in the event of death or disability while employed by us, or retirement at age 62 or over from employment with us, with amounts being prorated where the death, separation from service due to disability or retirement occurs during the performance period. Restrictions on our outstanding restricted unit awards will lapse upon death, disability or retirement. Options awarded under the 2008 Omnibus Incentive Plan will expire on the earlier of the ten year anniversary of the grant date or the date that is thirty (30) days after a separation from service under the plan. Mr. Ouimet’s 2014 performance-based retention award would be payable in a lump sum upon death or separation from service due to disability occurring prior to either or both payment dates, based on the performance through the end of the most recently completed year and with one-half prorated based on the first, and the remainder prorated based on the second, payment date. The named executive officers also will receive payments in these situations as described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control).”

Payments upon a Change in Control under Employment Agreements

In the event of certain terminations following a change in control, Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie and Mr. Bender will receive benefits and payments in accordance with the terms of their employment agreements. Our incentive plans and our 2008 SERP also contain change-in-control provisions. Each of our incentive plans and employment agreements uses the “change in control” definition provided by Section 409A of the Code or a definition based on the 409A definition. As a result, if a change in control occurs under one plan or agreement, it will trigger payment under the other plans and agreements as well. “Change-in-control” events include:

•

a change in ownership of the Partnership which generally would occur when a person or group acquires units representing more than 50 percent of the total fair market value or total voting power of the Partnership;

•

a change in the effective control of the Partnership, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires units, all at once or over a period of 12 months, representing 30 percent or more of the total voting power of the Partnership, or (ii) a majority of our directors will have been replaced during a 12-month period by directors not endorsed by a majority of the board before the date of appointment or election; or

•	a change in ownership of a substantial portion of the assets of the Partnership, which would occur if a person or group acquires, all at once or over a period of 12 months, assets from us that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

Section 409A and its rules contain detailed provisions for determining whether a change-in-control event has occurred. The above descriptions of change-in-control events are general summaries only, and we refer you to Section 409A and its rules for additional detail.

All of our employment agreements and our supplemental retirement plans contain a double trigger change in control provision, which means that two events must occur for a participant to receive payments under the change in control provision. First, a change in control must occur. The second trigger under the employment agreements is that the executive’s employment must be terminated within 24 months following the change in control. Terminations for “good reason” (as defined above) by the executive qualify for change in control protection in addition to involuntary terminations. The second trigger under our supplemental retirement plans is the occurrence of a separation from service under the plan. Our incentive plans under which we have awarded phantom units, performance units and unit options contain single trigger change in control provisions.

If we terminate the employment of Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie or Mr. Bender without cause or because of a disability within 24 months following a change in control, or if any of those executives resign for good reason within 24 months following a change in control, the executive is entitled to the payments and benefits described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control)—Terminations without Cause or due to Disability and Resignations for Good Reason,” except that:

•	in lieu of his non-change in control severance or base salary continuation, as applicable, the executive will receive severance as follows:

•	Mr. Ouimet will receive a lump sum amount equal to three times annual cash compensation for the year preceding the calendar year in which the change in control occurred, less US$1; and

•

each executive other than Mr. Ouimet will receive a lump sum amount equal to two and one-half times the executive’s annual cash compensation for the year preceding the calendar year in which the change in control occurred, less US$1; and

•

the executive will have the right to continue medical and dental insurance coverage under COBRA during the 30 month period following the termination, and to receive monthly reimbursement of such COBRA continuation coverage premiums from us, if permitted by applicable law.

For purposes of our employment agreements, “cash compensation” with respect to any calendar year is defined as (a) the total salary payable, (b) target annual cash incentive compensation with respect to that calendar year, even if not paid during the year, (c) with respect to any multi-year cash bonus, the amount actually paid and (d) for Mr. Ouimet, his annual supplemental compensation. Any lump sum payments made pursuant to the employment agreements in connection with a change in control will be paid within sixty days following the termination, subject to the requirements of Section 409A.

Our executive employment agreements cap the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G of the Code at 299% of the base amount (as defined for purposes of Section 280G). If the present value exceeds the cap, the payments, distributions and benefits to the executive will be reduced in the order specified in his employment agreement so that the reduced amount will result in no portion of his payments, distributions and benefits being subject to excise tax. We refer to this type of provision as a “280G cap and cutback provision” below.

Payments of change-in-control amounts or provisions of change-in-control benefits under the employment agreements are conditioned upon the execution and non-revocation of a mutually acceptable separation agreement and release.

Incentive Plan and Supplemental Retirement Plan Payments upon a Change in Control

In addition to the payments and benefits outlined above, our incentive plans and our supplemental retirement plans contain change-in-control provisions that may result in payments to participating named executive officers, summarized below. In the event of a change in control:

•

Unpaid awards from prior years that were made under our Amended and Restated Senior Management Long-Term Incentive Compensation Plan will be paid in a lump sum cash payment within ninety days of the event (or such period of time as may be required by Section 409A of the Code).

•

Grants made under our Amended and Restated 2000 Equity Incentive Plan, including options, unit appreciation rights, restricted units or performance units, will vest, become fully exercisable and be free of all restrictions or limitations. Option holders may elect to “cash out” any options for the difference between the price of the option and the change in control price per unit within 60 days of a change in control.

•

Unless otherwise specified in connection with making a particular award, cash incentive awards made under our 2008 Omnibus Incentive Plan will be deemed to have been earned at 100% of the target level in the year of the change in control and will be paid within 30 days following a change in control.

•

Unless otherwise specified in connection with making a particular award, all long-term incentive awards made under the 2008 Omnibus Incentive Plan (i.e., performance-based phantom unit awards) will be deemed to have been earned at 100% of the target level. All such awards, including any unpaid awards from prior years, will be paid in a lump sum cash payment within 30 days of the change in control.

•

Unless otherwise specified in connection with making a particular award, all performance awards made under our 2008 Omnibus Incentive Plan will be deemed to have been earned and payable in full and any other restriction shall lapse. Any such performance awards will be paid within 30 days following a change of control. Our outstanding EBITDA-based performance awards will be deemed earned at the target level. The March 2014 performance-based retention award to Mr. Ouimet would be earned based on the performance through the end of the most recently completed year, with one-half of the units prorated based on the first, and the remainder prorated based on the second, payment date.

•

Unless otherwise specified in connection with making a particular award, all restrictions, limitations and other conditions applicable to any “other unit awards” granted under our 2008 Omnibus Incentive Plan, such as the time-based phantom unit awards granted in October 2010, June and October 2011 and February 2012, shall lapse and those awards shall become fully vested and transferable. Any such awards will be issued, settled or distributed, as applicable within 30 days following a change in control.

•	All restrictions applicable to our outstanding restricted unit awards will lapse and restricted units will become fully vested and transferable.

•

Any outstanding unvested options under the 2008 Omnibus Incentive Plan will vest and become fully exercisable. Option holders may elect to “cash out” any options within 60 days of a change in control for the difference between the price of the option and the fair market value per unit at the time of the election.

•

All amounts accrued by the named executive officers under our Amended and Restated Supplemental Retirement Program and 2008 SERP will vest and be funded in a trust for the benefit of the executive officers when they retire at or after reaching age 62, die, or become disabled, whichever occurs first.

Matthew A. Ouimet

The payments that would have been made to Mr. Ouimet upon a termination of his employment or a change in control of the Partnership as of December 31, 2014, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non-renewal		Disability		Death		Change in Control Only		Termination upon Change in Control

Compensation

Earned but unpaid salary	$39,452		$39,452		$39,452		$39,452		$39,452		$39,452		$39,452

Severance	-		1,800,000		900,000		1,800,000		-		-		501,376	(1)

Incentive compensation	374,409	(2)	374,409	(2)	374,409	(2)	374,409	(2)	374,409	(2)	345,735	(3)	374,409	(2)

Unit Options	-		1,415,436	(4)	1,415,436	(4)	-		-		1,415,436		1,415,436

Phantom units	-		2,320,404	(4)	2,320,404	(4)	2,320,404		2,320,404		2,320,404		2,320,404

Restricted units	-		2,909,865	(4)	2,909,865	(4)	3,303,682		3,303,682		3,303,682		3,303,682

Performance units	-		2,996,642	(5)	2,996,642	(5)	4,521,521	(6)	4,521,521	(6)	5,068,830		5,068,830

Benefits

Health benefits	-		20,459		20,459		20,459		20,459		-		51,148

Totals	$413,861	(7)	$11,876,667	(7)	$10,976,667	(7)	$12,379,927	(7)	$10,579,927	(7)	$12,493,539		$13,074,737

(1)

Amount was decreased by $5,296,123 to comply with the 280G cap and cutback provision of Mr. Ouimet’s employment agreement. Pre-capped severance amount based on 2013 cash compensation, as defined in employment agreement and described above on pages 46-48, which reflects the salary, target annual cash bonus, and Mr. Ouimet’s annual supplemental compensation for 2013. See “Summary Compensation Table for 2014” for increased 2014 salary versus 2013 and “Grants of Plan Based Awards Table for 2014” for 2014 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2015 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2014 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2014 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes all unexercisable options awarded to Mr. Ouimet in 2012 and 2013. Amount also includes the unvested phantom units awarded to Mr. Ouimet in 2011, the restricted units awarded in October 2012 and February 2013, and two-thirds of the restricted units awarded in February 2014. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Ouimet depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of phantom and restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Ouimet in 2012 and 2013. This amount is based on the actual number of units earned for the 2012 award, and for the 2013 award assumes that all performance metrics are met over the applicable performance period and that Mr. Ouimet would receive the maximum number of units. The amount represents the value at December 31, 2014 of 62,652 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2013 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Ouimet would not receive any payments under the 2013 award until the scheduled payment date in 2016, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Ouimet had died or had become disabled on December 31, 2014, he would be entitled to receive payment in 2015, 2016 and 2017, respectively, as provided in his 2012-2014, 2013-2015 and 2014-2016 adjusted EBITDA-based performance unit awards as if he were employed on the applicable payment date and he would be entitled to receive payment within thirty days as provided in his 2014 performance-based retention award. Any such payments from the adjusted EBITDA-based performance awards and the 2014 performance-based retention award would be prorated as of December 31, 2014, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period (except for the 2012 award, which is based on actual performance) and that Mr. Ouimet would receive the maximum number of units. Accordingly, this amount includes the value at December 31, 2014 of 23,874 units (i.e., the actual number of units earned under the 2012 award), 25,852 units (i.e., 2/3 of the maximum units under the 2013 award) and 18,519 units (i.e., 1/3 of the maximum units under the 2014 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. This amount also includes the value at December 31, 2014 of 25,157 units (the prorated portion of the 2014 performance-based retention award assuming a 90% payout as defined in the award agreement), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2013 and 2014 adjusted EBITDA-based performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Ouimet would not receive any payments until the scheduled payment dates in 2016 and 2017, respectively, for the 2013 and 2014 adjusted EBITDA-based performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Brian C. Witherow

The payments that would have been made to Mr. Witherow upon a termination of his employment or a change in control of the Partnership as of December 31, 2014, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non-renewal		Disability		Death		Change in Control Only		Termination upon Change in Control

Compensation

Earned but unpaid salary	$17,534		$17,534		$17,534		$17,534		$17,534		$17,534		$17,534

Severance	-		400,000		400,000		400,000		-		-		632,141	(1)

Incentive compensation	138,670	(2)	138,670	(2)	138,670	(2)	138,670	(2)	138,670	(2)	128,050	(3)	138,670	(2)

Unit Options	-		305,002	(4)	305,002	(4)	-		-		305,002		305,002

Restricted units	-		804,074	(4)	804,074	(4)	874,012		874,012		874,012		874,012

Performance units	-		645,309	(5)	645,309	(5)	665,890	(6)	665,890	(6)	753,547		753,547

Benefits

Health benefits	-		20,459		20,459		20,459		20,459		-		51,148

Totals	$156,204		$2,331,048	(7)	$2,331,048	(7)	$2,116,565	(7)	$1,716,565	(7)	$2,078,145		$2,772,054

(1)

Amount was decreased by $1,012,858 to comply with the 280G cap and cutback provision of Mr. Witherow’s employment agreement. Pre-capped severance amount based on 2013 cash compensation, as defined in employment agreement and described above on pages 46-48, which reflects the salary and target annual cash bonus for 2013. See “Summary Compensation Table for 2014” for increased 2014 salary versus 2013 and “Grants of Plan Based Awards Table for 2014” for 2014 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2015 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2014 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2014 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes all unexercisable options awarded to Mr. Witherow in 2012 and 2013. Amount also includes the restricted units awarded to Mr. Witherow in October 2012 and February 2013, and two-thirds of the restricted units awarded in February 2014. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Witherow depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)	Amount includes the performance awards awarded to Mr. Witherow in 2012 and 2013. This amount is based on the actual number of units earned for the 2012 award, and for the 2013 award assumes that all performance metrics are met over the applicable performance period and that Mr. Witherow would receive the maximum number of units. The amount represents the value at December 31, 2014 of 13,492 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2013 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Witherow would not receive any payments under the 2013 award until the scheduled payment date in 2016, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Witherow had died or had become disabled on December 31, 2014, he would be entitled to receive payment in 2015, 2016 and 2017, respectively, as provided in his 2012-2014, 2013-2015 and 2014-2016 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2014, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period (except for the 2012 award, which is based on actual performance) and that Mr. Witherow would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2014 of 4,915 units (i.e., the actual number of units earned under the 2012 award), 5,718 units (i.e., 2/3 of the maximum units under the 2013 award) and 3,289 units (i.e., 1/3 of the maximum units under the 2014 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2013 and 2014 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Witherow would not receive any payments until the scheduled payment dates in 2016 and 2017, respectively, for the 2013 and 2014 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnote 4, 5, and 6.

Richard A. Zimmerman

The payments that would have been made to Mr. Zimmerman upon a termination of his employment or a change in control of the Partnership as of December 31, 2014, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non-renewal		Disability		Death		Change in Control Only		Termination upon Change in Control

Compensation

Earned but unpaid salary	$23,014		$23,014		$23,014		$23,014		$23,014		$23,014		$23,014

Severance	-		525,000		525,000		525,000		-		-		1,120,848	(1)

Incentive compensation	142,629	(2)	142,629	(2)	142,629	(2)	142,629	(2)	142,629	(2)	168,066	(3)	142,629	(2)

Unit Options	-		370,587	(4)	370,587	(4)	-		-		370,587		370,587

Phantom units	-		72,877	(4)	72,877	(4)	72,877		72,877		72,877		72,877

Restricted units	-		990,243	(4)	990,243	(4)	1,082,042		1,082,042		1,082,042		1,082,042

Performance units	-		784,087	(5)	784,087	(5)	824,376	(6)	824,376	(6)	939,655		939,655

Benefits

Health benefits	-		21,977		21,977		21,977		21,977		-		54,941

Totals	$165,643		$2,930,414	(7)	$2,930,414	(7)	$2,691,915	(7)	$2,166,915	(7)	$2,656,241		$3,806,593

(1)

Amount was decreased by $878,524 to comply with the 280G cap and cutback provision of Mr. Zimmerman’s employment agreement. Pre-capped severance amount based on 2013 cash compensation, as defined in employment agreement and described above on pages 46-48, which reflects the salary and target annual cash bonus for 2013. See “Summary Compensation Table for 2014” for increased 2014 salary versus 2013 and “Grants of Plan Based Awards Table for 2014” for 2014 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2015 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2014 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2014 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes all unexercisable options awarded to Mr. Zimmerman in 2012 and 2013. Amount also includes the unvested phantom units awarded to Mr. Zimmerman in 2011, the restricted units awarded in October 2012 and February 2013, and two-thirds of the restricted units awarded in February 2014. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Zimmerman depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of phantom and restricted units also depends on the value of future distributions made prior to the payment date.

(5)	Amount includes the performance awards awarded to Mr. Zimmerman in 2012 and 2013. This amount is based on the actual number of units earned for the 2012 award, and for the 2013 award assumes that all performance metrics are met over the applicable performance period and that Mr. Zimmerman would receive the maximum number of units. The amount represents the value at December 31, 2014 of 16,394 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2013 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Zimmerman would not receive any payments under the 2013 award until the scheduled payment date in 2016, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Zimmerman had died or had become disabled on December 31, 2014, he would be entitled to receive payment in 2015, 2016 and 2017, respectively, as provided in his 2012-2014, 2013-2015 and 2014-2016 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2014, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period (except for the 2012 award, which is based on actual performance) and that Mr. Zimmerman would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2014 of 5,969 units (i.e., the actual number of units earned under the 2012 award), 6,950 units (i.e., 2/3 of the maximum units under the 2013 award) and 4,317 units (i.e., 1/3 of the maximum units under the 2014 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2013 and 2014 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Zimmerman would not receive any payments until the scheduled payment dates in 2016 and 2017, respectively, for the 2013 and 2014 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnote 4, 5, and 6.

Duffield E. Milkie

The payments that would have been made to Mr. Milkie upon a termination of his employment or a change in control of the Partnership as of December 31, 2014, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non-renewal		Disability		Death		Change in Control Only		Termination upon Change in Control

Compensation

Earned but unpaid salary	$15,342		$15,342		$15,342		$15,342		$15,342		$15,342		$15,342

Severance	-		350,000		350,000		350,000		-		-		1,048,812	(1)

Incentive compensation	78,869	(2)	78,869	(2)	78,869	(2)	78,869	(2)	78,869	(2)	72,828	(3)	78,869	(2)

Unit Options	-		206,869	(4)	206,869	(4)	-		-		206,869		206,869

Phantom units	-		182,192	(4)	182,192	(4)	182,192		182,192		182,192		182,192

Restricted units	-		647,057	(4)	647,057	(4)	679,847		679,847		679,847		679,847

Performance units	-		437,866	(5)	437,866	(5)	420,224	(6)	420,224	(5)	445,449		445,449

Supplemental retirement	-		-		-		89,468		89,468		89,468		89,468

Benefits

Health benefits	-		16,965		16,965		16,965		16,965		-		42,412

Totals	$94,211		$1,935,160	(7)	$1,935,160	(7)	$1,832,907	(7)	$1,482,907	(7)	$1,691,995		$2,789,260

(1)

Amount was decreased by $291,187 to comply with the 280G cap and cutback provision of Mr. Milkie’s employment agreement. Pre-capped severance amount based on 2013 cash compensation, as defined in employment agreement and described above on pages 46-48, which reflects the salary and target annual cash bonus for 2013. See “Summary Compensation Table for 2014” for increased 2014 salary versus 2013 and “Grants of Plan Based Awards Table for 2014” for 2014 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2015 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2014 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2014 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes all unexercisable options awarded to Mr. Milkie in 2012 and 2013. Amount also includes the unvested phantom units awarded to Mr. Milkie in 2011, the restricted units awarded in October 2012 and February 2013, and two-thirds of the restricted units awarded in February 2014. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Milkie depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of phantom and restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Milkie in 2012 and 2013. This amount is based on the actual number of units earned for the 2012 award, and for the 2013 award assumes that all performance metrics are met over the applicable performance period and that Mr. Milkie would receive the maximum number of units. The amount represents the value at December 31, 2014 of 9,154 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2013 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Milkie would not receive any payments under the 2013 award until the scheduled payment date in 2016, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Milkie had died or had become disabled on December 31, 2014, he would be entitled to receive payment in 2015, 2016 and 2017, respectively, as provided in his 2012-2014, 2013-2015 and 2014-2016 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2014, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period (except for the 2012 award, which is based on actual performance) and that Mr. Milkie would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2014 of 3,423 units (i.e., the actual number of units earned under the 2012 award), 3,821 units (i.e., 2/3 of the maximum units under the 2013 award) and 1,542 units (i.e., 1/3 of the maximum units under the 2014 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2013 and 2014 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Milkie would not receive any payments until the scheduled payment dates in 2016 and 2017, respectively, for the 2013 and 2014 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnote 4, 5, and 6.

H. Philip Bender

The payments that would have been made to Mr. Bender upon a termination of his employment or a change in control of the Partnership as of December 31, 2014, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non-renewal		Disability		Death		Change in Control Only		Termination upon Change in Control

Compensation

Earned but unpaid salary	$15,342		$15,342		$15,342		$15,342		$15,342		$15,342		$15,342

Severance	-		350,000		350,000		350,000		-		-		1,367,810	(1)

Incentive compensation	78,869	(2)	78,869	(2)	78,869	(2)	78,869	(2)	78,869	(2)	72,828	(3)	78,869	(2)

Unit Options	-		206,869	(4)	206,869	(4)	-		-		206,869		206,869

Phantom units	-		123,890	(4)	123,890	(4)	123,890		123,890		123,890		123,890

Restricted units	-		647,057	(4)	647,057	(4)	679,847		679,847		679,847		679,847

Performance units	-		437,866	(5)	437,866	(5)	420,224	(6)	420,224	(6)	445,449		445,449

Benefits

Health benefits	-		11,974		11,974		11,974		11,974		-		29,936

Totals	$94,211		$1,871,867	(7)	$1,871,867	(7)	$1,680,146	(7)	$1,330,146	(7)	$1,544,225		$2,948,012

(1)

Amount was decreased by $14,064 to comply with the 280G cap and cutback provision of Mr. Bender’s employment agreement. Pre-capped severance amount based on 2013 cash compensation, as defined in employment agreement and described above on pages 46-48, which reflects the salary and target annual cash bonus for 2013. See “Summary Compensation Table for 2014” for increased 2014 salary versus 2013 and “Grants of Plan Based Awards Table for 2014” for 2014 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2015 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2014 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2014 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes all unexercisable options awarded to Mr. Bender in 2012 and 2013. Amount also includes the unvested phantom units awarded to Mr. Bender in 2011, the restricted units awarded in October 2012 and February 2013, and two-thirds of the restricted units awarded in February 2014. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Bender depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of phantom and restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Bender in 2012 and 2013. This amount is based on the actual number of units earned for the 2012 award, and for the 2013 award assumes that all performance metrics are met over the applicable performance period and that Mr. Bender would receive the maximum number of units. The amount represents the value at December 31, 2014 of 9,154 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2013 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Bender would not receive any payments under the 2013 award until the scheduled payment date in 2016, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Bender had died or had become disabled on December 31, 2014, he would be entitled to receive payment in 2015, 2016 and 2017, respectively, as provided in his 2012-2014, 2013-2015 and 2014-2016 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2014, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period (except for the 2012 award, which is based on actual performance) and that Mr. Bender would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2014 of 3,423 units (i.e., the actual number of units earned under the 2012 award), 3,821 units (i.e., 2/3 of the maximum units under the 2013 award) and 1,542 units (i.e., 1/3 of the maximum units under the 2014 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2013 and 2014 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Bender would not receive any payments until the scheduled payment dates in 2016 and 2017, respectively, for the 2013 and 2014 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnote 4, 5, and 6.

DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors recommends the fees paid to Directors and Board Committee members for services in those capacities. The schedule of fees for 2015 is as follows:

1.

For service as a member of the Board, a retainer of $65,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $120,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman); and

3.

For service as Chairman of the Board, a fee of $50,000 per annum; for service as Chairman of the Audit Committee of the Board, a fee of $15,000 per annum; and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity. Additionally, all Directors are to accumulate units equal to four times the annual cash retainer within four years of January 1, 2011 (for Directors serving on the Board at that date) and within four years of becoming a Director (for future Board members). The directors have the option to elect to defer some or all of their annual equity payment. The deferred units accrue distribution equivalents and are paid out in a lump sum in units, or a combination of cash and units, upon the director’s departure from the Board.

Director Compensation for 2014

The table that follows summarizes the compensation paid by the Partnership to non-employee Directors for the fiscal year ended December 31, 2014. The schedule of fees for 2014 was as follows:

1.

For service as a member of the Board, a retainer of $65,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $120,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman); and

3.

For service as Chairman of the Board, a fee of $50,000 per annum; for service as Chairman of the Audit Committee of the Board, a fee of $10,000 per annum; and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name (1)	Fees Earned or Paid in Cash ($)	Unit Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Eric L. Affeldt	$235,000	$-	$-	$-	$-	$-	$235,000

Gina D. France	$197,000	$-	$-	$-	$-	$-	$197,000

Daniel J. Hanrahan	$69,000	$120,000	$-	$-	$-	$-	$189,000

Tom Klein	$190,000	$-	$-	$-	$-	$-	$190,000

D. Scott Olivet	$67,000	$120,000	$-	$-	$-	$-	$187,000

John M. Scott, III	$70,000	$120,000	$-	$-	$-	$-	$190,000

Lauri M. Shanahan	$67,000	$120,000	$-	$-	$-	$-	$187,000

Debra Smithart-Oglesby	$69,000	$120,000	$-	$-	$-	$-	$189,000

(1)

Matthew A. Ouimet, the Partnership’s President and Chief Executive Officer, is not included in this table as he was an employee of the Partnership in 2014 and thus received no compensation for his service as a Director. The compensation to Mr. Ouimet as an employee of the Partnership is shown in the Summary Compensation Table on page 30 and our other Executive Compensation disclosures.

(2)

The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of units awarded to Ms. Smithart-Oglesby and deferred units awarded to Ms. Shanahan and Messrs. Hanrahan, Olivet, and Scott in 2014. For 2014, Ms. Shanahan and Messrs. Hanrahan, Olivet, and Scott each received their annual equity payment in the form of 2,397 deferred units, which amount represents for each of them the aggregate number of deferred units outstanding as of December 31, 2014.

(3)	As of December 31, 2014, no non-employee Director had any options outstanding.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Tom Klein, Chairman

Eric Affeldt

Debra Smithart-Oglesby

Daniel Hanrahan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of Partnership units beneficially owned by each of the Partnership’s Directors, each of the Board’s nominees for election at the annual meeting, each of the named executive officers, and all current directors and executive officers as a group as of April 10, 2015, and by each person known by the Partnership to own 5% or more of its units.

Directors, Board Nominees and Executive Officers

	Amount and Nature of Beneficial Ownership
	Beneficial		Investment Power		Voting Power (1)		Percentage
Name of Beneficial Owner	Ownership (1)		Sole	Shared	Sole	Shared	of Units (2)

Matthew A. Ouimet	337,529	(3)	257,211	2,000	335,529	2,000	*
Brian C. Witherow	93,059	(4)	72,107	1,641	91,418	1,641	*
Richard A. Zimmerman	138,990	(5)	112,466	-	138,990	-	*
H. Philip Bender	78,674	(6)	64,599	-	78,674	-	*
Duffield E. Milkie	68,687	(7)	53,638	281	68,406	281	*
Eric L. Affeldt	20,200		20,200	-	20,200	-	*
Gina D. France	10,525		10,525	-	10,525	-	*
Tom Klein	8,642	(8)	5,642	3,000	5,642	3,000	*
John M. Scott, III (8)	13,666	(8)	11,926	1,740	11,926	1,740	*
Daniel J. Hanrahan	7,063	(8)	7,063	-	7,063	-	*
Lauri M. Shanahan	7,240	(8)	7,240	-	7,240	-	*
Debra Smithart-Oglesby	7,639		7,639	-	7,639	-	*
D. Scott Olivet	4,346	(8)	4,346	-	4,346	-	*
All Directors and executive officers as a group (17 individuals) (9)	987,853		776,561	8,662	979,191	8,662	1.8%

*	Less than one percent of outstanding units.

(1)

Includes restricted units over which there is voting power, but no investment power, as follows: Mr. Ouimet, 78,318; Mr. Witherow, 19,311; Mr. Zimmerman, 26,524; Mr. Bender, 14,075; Mr. Milkie, 14,768; and all executive officers and directors as a group (17 individuals) 202,630.

(2)

Each beneficial owner’s ownership percentage has been calculated assuming full exercise of outstanding options to purchase units, if any, exercisable by such owner within 60 days after April 10, 2015, but no exercise of outstanding options covering units held by any other person. The ownership percentage of the Directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the Directors and executive officers as a group have the right to exercise within 60 days after April 10, 2015, but no exercise of outstanding options covering units held by anyone outside that group.

(3)

Consists of 335,529 units as to which Mr. Ouimet has sole voting power (which includes 89,163 units directly owned by Mr. Ouimet as of April 10, 2015, 78,318 units which are restricted from trading and 168,048 units that Mr. Ouimet has the right to acquire within 60 days of April 10, 2015 through the exercise of options); and 2,000 units for which he has shared voting and investment power.

(4)

Consists of 91,418 units as to which Mr. Witherow has sole voting power (which includes 36,260 units directly owned by Mr. Witherow as of April 10, 2015, 19,311 units which are restricted from trading and 35,847 units that Mr. Witherow has the right to acquire within 60 days of April 10, 2015 through the exercise of options); and 1,641 units for which he has shared voting and investment power.

(5)

Consists of 138,990 units as to which Mr. Zimmerman has sole voting power (which includes 68,916 units directly owned by Mr. Zimmerman as of April 10, 2015, 26,524 units which are restricted from trading and 43,550 units that Mr. Zimmerman has the right to acquire within 60 days of April 10, 2015 through the exercise of options).

(6)

Consists of 78,674 units as to which Mr. Bender has sole voting power (which includes 40,144 units directly owned by Mr. Bender as of April 10, 2015, 14,075 units which are restricted from trading and 24,455 units that Mr. Bender has the right to acquire within 60 days of April 10, 2015 through the exercise of options).

(7)

Consists of 68,406 units as to which Mr. Milkie has sole voting (which includes 29,183 units directly owned by Mr. Milkie as of April 10, 2015, 14,768 units which are restricted from trading and 24,455 units that Mr. Milkie has the right to acquire within 60 days of April 10, 2015 through the exercise of options); and 281 units for which he has shared voting and investment power.

(8)

Includes units which such Directors have the vested right to acquire (within sixty (60) days of April 10, 2015) through the conversion of deferred units under the Director equity deferred compensation program upon termination of service as a Director of Cedar Fair: (i) Mr. Scott, III (3,666 units), (ii) Mr. Hanrahan (3,666 units), (iii) Ms. Shanahan (3,666 units), (iv) Mr. Olivet (3,666 units) and (v) Mr. Klein (1,269 units).

(9)

The unit amounts listed include a total of 363,841 units of limited partner interest which all current directors and executive officers as a group have vested options or deferred equity compensation with the right to acquire within 60 days from April 10, 2015.

5% or Greater Unitholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units

Neuberger Berman Group LLC Neuberger Berman LLC 605 Third Avenue New York, NY 10158	9,174,508	(1)	16.6%

MSDC Management, L.P. MSD Torchlight Partners, L.P. 645 Fifth Avenue, 21st Floor New York, NY 10022	3,812,073	(2)	6.9%

(1)

Based upon a Schedule 13G/A filing by Neuberger Berman Group LLC and Neuberger Berman LLC (collectively, “NB”) on February 12, 2015. On the Schedule 13G/A, NB reported shared voting power over 8,734,160 units and reported shared dispositive power over and aggregate beneficial ownership of 9,174,508 units.

(2)

Based upon a Schedule 13G/A filing by MSDC Management, L.P. and MSD Torchlight Partners, L.P. (collectively, “MSD”) on February 13, 2014. On the Schedule 13G/A, MSD reported shared voting power over, shared dispositive power over and aggregate beneficial ownership of 3,812,073 units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions that must be disclosed between the Partnership and our officers, directors, Board nominees for election or any person related to our officers or directors or Board nominees for election, or with any holder of more than 5% of the outstanding units or any person related to such unitholder, during 2014 and through the date of this proxy statement.

The Board’s Corporate Governance Guidelines include policies and procedures for the review and approval of interested transactions, which are defined as transactions in which CFMI or the Partnership participate and any executive officer, director, director nominee or other related party has a direct or indirect material interest. The definition of interested transactions is intended to cover the types of transactions subject to Regulation S-K Item 404 and excludes certain types of transactions consistent with that regulation. The policy generally presumes a related party’s interest to be material unless clearly incidental in nature or determined in accordance with the policy to be immaterial in nature.

Each executive officer, director and director nominee is required to notify the Chair of the Nominating and Corporate Governance Committee of his or her intention to enter into, or to cause CFMI or the Partnership to enter into, an interested transaction. The Committee reviews the material facts of all interested transactions requiring its approval, and the disinterested members of the Committee either approve or disapprove the entry into the interested transaction. The policy also provides a mechanism for Committee review and ratification or modification of any interested transactions as to which advance approval is not feasible or that were entered into in error. In determining whether to approve or ratify a transaction, the Committee considers whether or not the transaction is in, or not inconsistent with, the best interests of the Partnership, taking into account the following (among other factors it considers appropriate): (i) the position within or relationship of the related party with the Partnership or CMFI, (ii) the extent of the related party’s interest in the transaction, (iii) the business purpose for and reasonableness of the transaction, including available alternatives for achieving the business purpose, (iv) whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party, (v) whether the transaction impacts the independence or objectivity of director or executive officer, and (vi) whether the transaction creates the perception of impropriety. Authority is delegated under the policy to the Committee Chair to pre-approve or ratify any interested transactions that do not involve a director and that are expected to involve less than $120,000, subject to subsequent review by the Committee. No director is allowed to participate in any discussion or approval of an interested transaction for which he or she is a related party, except for providing material information as to the transaction and for counting to determine the presence of a quorum to act on the transaction. An ad hoc committee of at least two independent directors may be designated by the Board where less than two members of the Committee would be available to review an interested transaction involving a member of a Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, Directors, and persons who own more than ten percent (10%) of a registered class of Partnership units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent unitholders are required by SEC regulation to furnish the Partnership with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4 and 5 (including amendments to such forms) furnished to the Partnership during and with respect to 2014, except as set forth below, no Director, officer, or beneficial owner of more than ten percent of the Partnership’s outstanding units failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2014. For 2014 and 2015 to date, each of the following had two late Form 4 filings, each consisting of one transaction, related to the allowance of Board members to defer their annual equity payment: Mr. Scott, Mr. Hanrahan, Ms. Shanahan, Mr. Olivet. For 2015 to date, Mr. Klein had one late Form 4 filing, consisting of one transaction, related to the deferral of his annual equity payment. For 2015 to date, Ms. Kelley Semmelroth, had one late Form 4 filing consisting of one transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions.

Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

Members of the Committee have reviewed and discussed the audited financial statements and internal controls for 2014 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP. In addition, the Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board. The Committee also discussed with Deloitte & Touche LLP their independence from Cedar Fair Management, Inc., and the Partnership and its management, including the matters in the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, which the Audit Committee has received, and considered their independence in connection with non-audit services provided. The Audit Committee also reviewed with Deloitte & Touche LLP the critical accounting policies and practices followed by the Partnership and other material written communications between Deloitte & Touche LLP and the management of the Partnership, including its report on the Partnership’s internal control over financial reporting.

Based on the above reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Gina D. France, Chairperson

Eric L. Affeldt

Daniel Hanrahan

Debra Smithart-Oglesby

D.Scott Olivet

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES AND FEES

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Audit Fees

The Partnership was billed by Deloitte $1,163,950 and $1,303,100 for professional services rendered for the 2014 and 2013 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees

The Partnership had no audit-related fees billed by Deloitte in 2014 and 2013. Audit-related services principally include due diligence, assurance services that are reasonably related to the performance of the audit or review of the Partnership’s financial statements and other attestation services or consultations that are not reported under audit fees.

Tax Fees

In 2014, the Partnership was billed by Deloitte $196,448 and $382,674 in fees for services related to tax compliance and tax planning, respectively. In 2013, the Partnership was billed by Deloitte $342,445 and $149,105 in fees for services related to tax compliance and tax planning, respectively.

All Other Fees

There are no fees for professional services rendered by Deloitte that do not fit within the above category descriptions.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors.

EXPENSES OF SOLICITATION OF PROXIES

The Partnership has sent you this proxy and will pay the cost of soliciting the proxies from unitholders. Proxies may be solicited personally, by mail, by telephone, by email, by fax, by press release, by press interview or via the Internet. In addition, arrangements have been or will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The Partnership has retained Morrow & Co., LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow & Co., LLC will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI, its directors and certain of its officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

UNITHOLDER PROPOSALS AND NOMINATIONS FOR THE 2016 ANNUAL MEETING

Any unitholder who wishes to present a proposal other than a nomination at the 2016 annual meeting and to have the proposal considered for inclusion in the Partnership’s proxy statement and form of proxy for that meeting pursuant to SEC Rule 14a-8 must deliver the proposal to the Partnership at its principal executive offices not later than December 24, 2015. Any unitholder who wishes to present such a proposal at the 2016 annual meeting other than for inclusion in the Partnership’s proxy statement and form of proxy must deliver the proposal to the Partnership at its executive offices not later than March 8, 2016 or such proposal will be untimely. If a unitholder fails to submit the proposal by March 8, 2016, the appointed proxies may exercise discretionary voting authority on the proposal.

Any limited partner of record may nominate one or more persons for election or reelection to the Board at an annual meeting of limited partners in accordance with our Partnership Agreement if they meet and comply with the notice, procedural, informational, and other requirements of the Partnership Agreement. Limited partners must give timely notice in writing to the secretary of the Partnership of any such nominations. To be timely, a unitholder’s notice must be delivered to or received by the Partnership not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of unitholders. However, if the annual meeting is advanced more than 30 days prior to the anniversary or delayed more than 60 days after such anniversary, then to be timely such notice must be received by the Partnership no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting was made. In order for a unitholder’s notice to be proper, such notice must include all the necessary information prescribed in the Partnership Agreement and the nominating person and the unitholder-nominated director candidate must provide and timely supplement certain relevant background, biographical, security ownership and other information. In addition, the nominating person must be entitled to vote at and hold units as of the annual meeting. The Partnership and General Partner are not required to include in its proxy materials any person nominated by a unitholder. If the 2016 annual meeting is held no earlier than May 4, 2016 and no later than August 2, 2016, any nominations will need to be delivered or received no earlier than March 5, 2016 and no later than April 4, 2016 in order to be timely.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of units, only one copy of the Partnership’s proxy statement and annual report may have been sent to multiple unitholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870, telephone (419) 627-2233, Attention: Investor Relations. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and cause actual results to differ materially from our expectations.

CEDAR FAIR, L.P. ANNUAL MEETING OF LIMITED PARTNERS, JUNE 3, 2015
This Proxy is Solicited on Behalf of the Board of Directors of Cedar Fair, L.P.’s General Partner, Cedar Fair Management, Inc.

The undersigned hereby appoints Matthew A. Ouimet and Brian C. Witherow and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on April 10, 2015, at the Annual Meeting of Limited Partners to be held on June 3, 2015, or any adjournment or postponement thereof.

THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF MR. HANRAHAN, MS. SHANAHAN AND MS. SMITHART-OGLESBY TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MR. HANRAHAN, MS. SHANAHAN AND MS. SMITHART-OGLESBY, AND FOR PROPOSALS 2 AND 3. IF ANY OF THE BOARD’S NOMINEES ARE UNABLE OR UNWILLING TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THE PROXIES MAY USE THIS PROXY TO VOTE FOR A REPLACEMENT NOMINEE RECOMMENDED BY THE BOARD, WHETHER OR NOT ANY OTHER NOMINATIONS ARE PROPERLY MADE AT THE MEETING.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

~	TO VOTE BY MAIL, PLEASE DETACH HERE	~

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The proxy statement and annual report are available free of charge at http://ir.cedarfair.com/financial-reports/Proxy-Information

The Board of Directors recommends a vote FOR Mr. Hanrahan, Ms. Shanahan and Ms. Smithart-Oglesby and FOR Proposals 2 and 3.	Please mark vote as indicated in this example	☒

1. Election of Class II Directors of the General Partner for a three-year term expiring in 2018:
Board’s Nominees:	01 Daniel J. Hanrahan 02 Lauri M. Shanahan 03 Debra Smithart-Oglesby	FOR ALL OF THE BOARD’S NOMINEES ☐	WITHHOLD AUTHORITY FOR ALL OF THE BOARD’S NOMINEES ☐	*FOR ALL EXCEPT (See instructions) ☐	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box to the left and write that nominee’s name in the space provided below.)
*For All Except

	FOR	AGAINST	ABSTAIN
2. To confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted as the Board recommends.

Date:	,2015

Signature (Please sign exactly as your name appears to the left)

Additional Signature (if held jointly)

Title of Authority

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

~	TO VOTE BY MAIL, PLEASE DETACH HERE	~

Your telephone or internet proxy authorizes the named proxies to vote your units in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:	If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/FUN

IF YOU AUTHORIZE YOUR PROXY BY PHONE OR INTERNET YOU NEED NOT MAIL THE PROXY CARD.

Call Toll Free On a Touch-Telephone 1-877-291-2190 There is NO CHARGE to you for this call

Internet and Telephone voting is available through 11:59 PM Eastern Time on June 2, 2015	CONTROL NUMBER for Telephone/Internet Proxy Authorization